                                                                     EXHIBIT 2.2



                          AGREEMENT AND PLAN OF MERGER

                            DATED FEBRUARY 23, 1999

                                      AMONG

                             COMPUWARE CORPORATION,
                                  CPWRT1, INC.,
                                  CPWRT2, INC.,

                           M.I.S. INTERNATIONAL, INC.,
                           SIMCO INTERNATIONAL, INC.,
                                 AUTOFLEX, INC.,
                                MICHAEL M. BAHN,
                                MICHAEL J. BAHN,
                                 MARISA R. BAHN,
             MICHAEL M. BAHN REVOCABLE TRUST DATED JANUARY 23, 1995,
              MARY C. BAHN REVOCABLE TRUST DATED JANUARY 23, 1995,
               RENEE C. PHILLIPS 1999 QUALIFIED ANNUITY TRUST, AND
                    MARY C. BAHN 1999 QUALIFIED ANNUITY TRUST

                                TABLE OF CONTENTS



1.       Definitions                                                                                              2


2.       The Merger                                                                                               6
         2.1      The Merger                                                                                      6
         2.2      Effectiveness of the Merger                                                                     7


3.       Conversion of Shares                                                                                     7
         3.1      Conversion of Shares                                                                            7
         3.2      Issuance of Compuware Stock; Escrow of Compuware Stock                                          8
         3.3      Exchange of Shares                                                                              8
         3.4      Closing of Corporation's Transfer Books                                                         9
         3.5.     Fractional Share                                                                                9


4.       Closing                                                                                                  9
         4.1      Closing Date                                                                                    9
         4.2      Actions to be Taken at the Closing                                                              9


5.       Corporation's and the Principals' Representations and Warranties                                        11
         5.1      Organization; Power and Authority; Authorization; Due Execution; No Conflicts                  11
         5.2      Title                                                                                          12
         5.3      Properties and Improvements                                                                    12
         5.4      Other Assets of MIS, Simco and Autoflex                                                        12
         5.5      Claims; Litigation; Compliance with Laws; Approvals                                            13
         5.6      Agreements; Contracts; Warranties                                                              14
         5.7      Proprietary Rights                                                                             15
         5.8      Employees; Employee Benefits                                                                   16
         5.9      Insurance                                                                                      18
         5.10     Financial Statements                                                                           19
         5.11     Undisclosed Liabilities                                                                        19
         5.12     Taxes                                                                                          20
         5.13     Absence of Changes or Events                                                                   22
         5.14     Environmental and Occupational Matters                                                         24
         5.15     Subsidiaries                                                                                   24
         5.16     Capitalization                                                                                 25
         5.17     Bank Accounts                                                                                  25
         5.18     Guarantees                                                                                     25
         5.19     Related Parties                                                                                25
         5.20     Accounts Receivable                                                                            26

         5.21     Brokers                                                                                        26
         5.22     Year 2000 Compliance                                                                           26
         5.23     Disclosure                                                                                     26


6.       Additional Representations and Warranties of Shareholders                                               27


7.       Compuware's Representations and Warranties                                                              28
         7.1      Organization; Power and Authority                                                              28
         7.2      Authorization; Due Execution; No Conflicts                                                     28
         7.3      SEC Statements, Reports and Documents                                                          28
         7.4      Brokers                                                                                        29
         7.5      No Material Adverse Changes                                                                    29


8.       Covenants Pending the Closing                                                                           30
         8.1      Conduct Through the Closing Date                                                               30
         8.2      Approvals and Consents                                                                         31
         8.3      Advice of Changes                                                                              31
         8.4      Notice of Litigation                                                                           31
         8.5      Access to Properties and Records; Inspection                                                   31
         8.6      Supplemental Information and Documents                                                         31
         8.7      Affiliate Agreements                                                                           32
         8.8      Blue Sky Laws                                                                                  32
         8.9      Tax-Free Reorganization                                                                        32
         8.10     Tax Matters                                                                                    33
         8.11     Pooling Accounting                                                                             34
         8.12     Filings                                                                                        34
         8.13     Benefit Plans                                                                                  34
         8.14     Restrictions on Resale                                                                         34
         8.15     Non-Disclosure Agreement                                                                       34
         8.16.    Registration Agreement                                                                         34
         8.17     Escrow Agreement                                                                               34
         8.18     Other Actions                                                                                  34
         8.19     Expenses                                                                                       35


9.       Conditions Precedent to the Parties' Obligations to Close                                               35
         9.1      Conditions Precedent of Compuware                                                              35
         9.2      Conditions Precedent of MIS, Simco, Autoflex and the Shareholders                              36
         9.3      Mutual Condition Precedent                                                                     36


10.      Default; Termination of Agreement                                                                       37
         10.1     Default                                                                                        37
         10.2     Termination                                                                                    37
         11.      Indemnification                                                                                37
         11.1     Indemnification by the Shareholders                                                            37

         11.2     Indemnification by Compuware                                                                   38
         11.3     Claims for Indemnification                                                                     38
         11.4     Third Party Claims                                                                             39
         11.5     Limits on Indemnification                                                                      40
         11.6     Representative                                                                                 41
         11.7     Tax Indemnification Procedure                                                                  42
         11.8     Consideration                                                                                  44


12.      Miscellaneous                                                                                           44
         12.1     Notices                                                                                        44
         12.2     No Waiver                                                                                      45
         12.3     Successors and Assigns                                                                         45
         12.4     Severability                                                                                   45
         12.5     Entire Agreement; Amendment                                                                    45
         12.6     Cost of Litigation                                                                             46
         12.7     Interpretation                                                                                 46
         12.8     Legend                                                                                         46
         12.9     Counterparts                                                                                   47
         12.10    Applicable Law                                                                                 47
         12.11    Expenses                                                                                       47
         12.12    Press Releases                                                                                 47
         12.13    Further Assurances                                                                             47
         12.14    Transfer Taxes                                                                                 47
         12.15    Benefit Matters                                                                                48

Exhibits and Schedules

Schedules

Schedule 2.1(d)      -     Directors and Officers of Surviving Corporation
Schedule 3.1         -     Conversion of Shares
Schedule 3.2         -     Share Ownership/Payment Instructions
Schedule 5.1         -     Jurisdictions Where Qualified
Schedule 5.3         -     Properties & Improvements
Schedule 5.4         -     Assets
Schedule 5.5         -     Claims; Litigation; Compliance with Laws; Approvals
Schedule 5.6         -     Agreements; Contracts; Warranties
Schedule 5.7         -     Proprietary Rights
Schedule 5.8         -     Employees; Employee Benefits
Schedule 5.9         -     Insurance
Schedule 5.13        -     Absence of Changes or Events
Schedule 5.14        -     Environmental & Occupational Matters
Schedule 5.15        -     Subsidiaries
Schedule 5.16        -     Capitalization
Schedule 5.17        -     Bank Accounts
Schedule 5.18        -     Guaranties

Schedule 5.19      -     Related Parties
Schedule 5.20      -     Accounts Receivable
Schedule 5.21      -     Brokers (MIS, Simco, Autoflex, Shareholders)
Schedule 5.22      -     Year 2000 Compliance
Schedule 7.3       -     Brokers (Compuware)
Schedule 9.7       -     Affiliate Agreements


Exhibits

Exhibit A          -     Transmittal Letter
Exhibit B                Escrow Agreement
Exhibit C          -     Noncompetition Agreement
Exhibit D                Officer's Certificate - Compuware
Exhibit E                Opinion of General Counsel of Compuware
Exhibit F          -     Registration Rights Agreement
Exhibit G          -     Compuware Affiliate Agreement
Exhibit H                Officers' Certificates - MIS, Simco and Autoflex
Exhibit I                Opinion of Jaffe, Raitt, Heuer & Weiss
Exhibit J          -     MIS Affiliate Agreement and Simco Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER


         This Agreement is made on February 23, 1999, among Compuware Corporation, a Michigan corporation ("Compuware"), CPWRT1, Inc., a Michigan corporation and wholly-owned subsidiary of Compuware ("CPWRT1"), CPWRT2, Inc., a Michigan corporation and wholly-owned subsidiary of Compuware ("CPWRT2"), M.I.S. International, Inc., a Michigan corporation ("MIS"), Simco International, Inc., a Michigan corporation ("Simco"), Autoflex, Inc., a Michigan corporation and wholly-owned subsidiary of MIS ("Autoflex") and Michael M. Bahn, Mary C. Bahn 1999 Qualified Annuity Trust, Michael M. Bahn Revocable Trust Dated January 23, 1995, Mary C. Bahn Revocable Trust Dated January 23, 1995, (each, a "Principal" and collectively, the "Principals"), Michael J. Bahn, Marisa R. Bahn, and Renee
C. Phillips 1999 Qualified Annuity Trust, (including the Principals, each, individually, a "Shareholder", and collectively, the "Shareholders"). All capitalized terms used in this Agreement are either defined or referenced in
Section 1 below.


                                    RECITALS

         A. MIS is engaged in the business of providing engineering and information technology professionals to manufacturers. Simco is engaged in the business of recruiting such engineering and information technology professionals for employment by MIS.

         B. One or more of the Shareholders are the owners of 100,000 shares of common stock, $1.00 par value, of MIS (the "MIS Shares"), which constitute all of the issued and outstanding capital stock of MIS, and 100 shares of common stock, $1.00 par value, of Simco (the "Simco Shares"), which constitute all of the issued and outstanding capital stock of Simco (the MIS Shares and Simco Shares are sometimes collectively referred to as the "Shares"). Each Shareholder owns the number of Shares which are set forth opposite such Shareholder's name on Schedule 3.2 to this Agreement.

         C. The Parties intend for CPWRT1 to be merged with and into MIS, with MIS being the survivor, and for CPWRT2 to be merged with and into Simco, with Simco being the survivor (each, a "Merger" and collectively, the "Mergers").

         D. The respective Boards of Directors of Compuware, MIS and Simco have approved the Mergers upon the terms of this Agreement.

         E. In connection with the Mergers, certain of the Shareholders have agreed to execute and deliver the Noncompetition Agreement to Compuware and the parties have agreed to take certain other actions, all as described in this Agreement and in the Related Agreements.

         F. The parties intend for the Mergers to be treated as a pooling of interests for accounting purposes and as a tax-free reorganization.

         Therefore, the parties agree as follows:

         1.       Definitions.      As used in this Agreement:

                  "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local or foreign law.

                  "Agreement" is this Agreement and Plan of Merger.

                  "Autoflex" is defined in the introductory paragraph of this Agreement.

                  "Autoflex Shares" means all of the outstanding shares of capital stock of Autoflex.

                  "Claimant" is defined in Section 11.3(a) of this Agreement.

                  "Closing" is defined in Section 4.1 of this Agreement.

                  "Closing Date" is the date on which the Closing takes place.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Companies" means MIS, SIMCO, Autoflex and any predecessors of the foregoing.

                  "Compuware" is defined in the introductory paragraph of this Agreement.

                  "Compuware Balance Sheet" is defined in Section 7.3 of this Agreement.

                  "Compuware Reports" is defined in Section 7.3 of this Agreement.

                  "Compuware Stock" means the common shares of Compuware, par value $0.01 per share.

                  "Deferred Intercompany Transaction" has the meaning set forth in Treasury Regulation ss.1.1502-13 in effect before July 12, 1995.

                  "Effective Date" means the date on which the Effective Time occurs.

                  "Effective Time" is the time at which the Merger becomes effective pursuant to Section 2.2 of this Agreement.

                  "Environmental Laws" means any Law which relates to pollution (or the clean up of the environment), or the protection of air, surface water, groundwater, drinking water, land (surface or subsurface), human health, the environment or any other natural resource or the use, storage, recycling, treatment, generation, processing, handling, production or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC ss.ss.9601 et seq. and 40 CFR ss.ss.302.1 et seq., and regulations thereunder; the Federal Clean Air Act, as amended, 42 USC ss.ss.7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC ss.ss.6901 et seq., as amended, and regulations thereunder; and the Federal Water Pollution Control Act, 33 USC ss.ss.1251 et seq., as amended, and regulations thereunder.

                  "EquiServe" means EquiServe, Inc., the transfer agent for Compuware.

                  "Escrow Agent" means NBD Bank, a Michigan banking corporation.

                  "Escrow Agreement" is defined in Section 3.2(b) of this Agreement.

                  "Escrow Shares" is defined in Section 3.2(b) of this Agreement

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Fees and Costs" means reasonable legal (including attorneys' and legal assistants') fees, disbursements and costs; reasonable fees, disbursements and costs of third party consultants and experts; court costs; and similar items.

                  "Final Determination" with respect to a Proceeding shall mean
(a) a final decision with respect to the proposed adjustment by an IRS appeals officer, as evidenced by the issuance of a 90-day letter, IRS Form 870-AD or like notice, unless judicial proceedings are initiated, (b) a final decision with respect to the proposed adjustment by the United States Tax Court, Court of Federal Claims or the appropriate Federal District Court, unless such decision is appealed, (c) a final non-appealable decision of the United States Supreme Court or (d) the settlement of the proposed adjustment with the consent of the Indemnifying Party and the Claimant.

                  "Financial Statements" is defined in Section 5.10 of this Agreement.

                  "GAAP" means generally accepted accounting principles, consistently applied.

                  "Governmental Entity" is defined in Section 5.1(c).

                  "Hazardous Materials" means asbestos-containing materials, mono- and polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials, any "hazardous substance", "hazardous waste", "pollutant", "Toxic Pollutant", "oil" or "contaminant" as used in, or defined pursuant to any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, Release, threatened Release, discharge or emission of which is regulated or governed by any Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indemnifying Party" is defined in Section 11.3(a) of this Agreement.

                  "Independent Public Accountants" means a firm of independent nationally recognized accountants mutually selected by Compuware and the Shareholders.

                       "Intercompany Transaction" has the meaning set forth in Treasury Regulations ss.1.1502-13 in effect on or after July 12, 1995.

                       "IRS" means the Internal Revenue Service and any successor federal agency.

                  "Laws" means all applicable federal, state or local laws, zoning and other ordinances, rules, regulations, building and other codes, and court or administrative orders, judgments or decrees.

                  "Liens" is defined in Section 5.2 of this Agreement.

                  "Loss" shall mean and include any damage, liability, loss, claim, cost, debt, expense, obligation, tax, assessment, lawsuit or deficiency of any kind or nature, fixed, actual, accrued or contingent, liquidated or unliquidated, including, without limitation Fees and Costs incident to proceedings or investigations or the defense of any of the foregoing, whether or not litigation has commenced (each, a "Loss").

                  "MBCA" means the Michigan Business Corporation Act.

                  "Merger" is defined in Recital C of this Agreement.

                  "MIS" is defined in the introductory paragraph of this Agreement.

                  "MIS Shares" is defined in Recital B of this Agreement.

                  "Nasdaq" means The Nasdaq Stock Market.

                  "Noncompetition Agreement" means the Confidentiality and Non-competition Agreement among Compuware, Michael Bahn and Mary Bahn in the form attached to this Agreement as Exhibit C.

                       "Proceeding" is defined in Section 11.7(b)(ii) below.

                  "Properties" is defined in Section 5.3 of this Agreement.

                  "Proprietary Rights" are all know-how, marks, symbols, trademarks, trade names, service marks, copyrights, patents, trade secrets, licenses, source codes, object codes, inventions, logos and other intellectual property owned or used by each of MIS, Simco and Autoflex.

                  "Registration Rights Agreement" means the Registration Rights Agreement among Compuware and the Shareholders in the form attached hereto as Exhibit F.

                  "Related Agreements" are all written agreements, other than this Agreement, which are executed and delivered by Compuware, MIS, Simco, Autoflex or any Shareholder pursuant to this Agreement in connection with the Mergers or the other transactions contemplated by this Agreement (including the Noncompetition Agreement and the other agreements contemplated thereunder).

                  "Release" means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, depositing and placing, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material.

                  "Ruling" means a formal ruling, a determination letter, a change in method of accounting letter or any similar announcement issued by the IRS.

                  "Representative" is defined in Section 11.6.

                  "SEC" is defined in Section 7.3 of this Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Shareholders" is defined in the introductory paragraph of this Agreement.

                  "Shares" is defined in Recital A of this Agreement.

                  "Simco" is defined in the introductory paragraph of this Agreement.

                  "Simco Shares" is defined in Recital B of this Agreement.

                  "Surviving Corporation" means MIS or Simco, as the context requires.

                  "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes will include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), single business taxes, real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which MIS, Simco or Autoflex is required to pay, withhold or collect, whether disputed or not, and will include any transferee or secondary liability in respect of any or all of the above and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

                  "Tax Authority" includes the IRS and any state, local, foreign or other governmental authority (domestic or foreign) responsible for the administration of any Taxes.

                  "Tax Liability Issue" is defined in Section 11.7(b)(i) below.

                  "Tax Loss" means any Loss arising out of, resulting from or relating to a breach of any representation, warranty or covenant contained in
Section 5.12, 8.9, 8.10, 11.7 or 12.14 of this Agreement (relating specifically to Taxes).

                  "Tax Return" or "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement (including any schedule or attachment thereto) and any amendment thereof required to be filed with, or where none is required to be filed with a Tax Authority, the statement or other document issued by, a Tax Authority in connection with any Tax.

                  "Third-Party Claim" is defined in Section 11.4 of this Agreement.

                  "Transactions" means any of the transactions contemplated by this Agreement or the Related Agreements.

                  "Transmittal Letter" is defined in Section 3.2(a).

                       "Treasury Regulation" or "Treasury Regulations" means any regulation promulgated under the Code including any amendments or any substitute or successor provisions thereto.

                  "Underground Storage Tank" means any container and any related piping and material handling equipment of which any portion is located below the level of the soil at any Property, unless all piping and related material handling equipment is fully exposed and located in the basement of a building at such Property.

         2.       The Merger.

                  2.1      The Merger.

                  (a) Subject to the terms and conditions of this Agreement and the MBCA, at the Effective Time, (1) CPWRT1 will be merged with and into MIS and the separate existence of CPWRT1 will cease and MIS will continue as the Surviving Corporation and (2) CPWRT2 will be merged with and into Simco and the separate existence of CPWRT2 will cease and Simco will continue as the Surviving Corporation.

                  (b)      Upon the effectiveness of the Merger:

                           (1) the Surviving Corporations will continue their corporate existence under the laws of the State of Michigan and will possess all of the rights, privileges, immunities, powers, franchises and purposes of the constituent corporations;

                           (2) all property of the constituent corporations will be the property of the Surviving Corporations (the title to any real estate vested by deed or otherwise in any of the constituent corporations will not revert or be in any way impaired by reason of the Mergers); and

                           (3) the Surviving Corporations will by operation of law assume all of the liabilities and duties of the constituent corporations.

                  (c) The Articles of Incorporation and Bylaws of the Surviving Corporations will be the Articles of Incorporation and Bylaws of CPWRT1 in the case of the merger of MIS and CPWRT1 and of CPWRT2 in the case of the merger of Simco and CPWRT2, and will remain such until amended.

                  (d) The directors and officers of CPWRT1 and CPWRT2 immediately prior to the Effective Time will be the directors and officers of the Surviving Corporations, and will serve as such until their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Bylaws of the respective Surviving Corporations, or their earlier death, resignation or removal. Prior to the Effective Time, CPWRT1 or CPWRT2 will have the right, in each such corporation's sole discretion, to add to or delete from the directors and officers of each.

                  2.2 Effectiveness of the Merger. Appropriate Certificates of Merger will be filed with the Michigan Department of Consumer and Industry Services Corporation, Securities and Land Development Bureau simultaneously with the Closing. The Mergers will become effective at the time at which the Certificates of Merger are so filed. The Shareholders who are signatories to this Agreement, by execution of this Agreement, consent to the Mergers and waive their rights to appraisal under the MBCA.

         3.       Conversion of Shares.

                  3.1 Conversion of Shares. At the Effective Time, by virtue of the Mergers and without any action on the part of any holder of Shares, each MIS Share and each Simco Share will be converted into and represent the right to receive that number of shares of Compuware Stock determined by (a) dividing $31,100,000 by the average of the closing sales prices of Compuware Stock on Nasdaq for the ten trading days immediately preceding the Closing Date, and (b) allocating such shares of Compuware Stock among the MIS Shares and Simco Shares with the appropriate conversion factors as shown on Schedule 3.1 to this Agreement. Each outstanding share of CPWRT1 and of CPWRT2 shall continue to be outstanding and shall each represent one share of the applicable Surviving Corporation. The number of shares of Compuware Stock to be issued to the Shareholders in the Mergers pursuant to this Section 3.1 will be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Compuware Stock), reorganization, recapitalization, or other like change with respect to Compuware Stock as to which the record date occurs after the date hereof and prior to the Effective Time.

         3.2      Issuance of Compuware Stock; Escrow of Compuware Stock.

         (a) At and after the Effective Time, upon surrender, in accordance with the terms and conditions of the "Transmittal Letter", the form of which is attached as Exhibit A, to Compuware by each of the Shareholders of certificates for the number of MIS Shares and/or Simco Shares set forth opposite such Shareholder's name on Schedule 3.2 hereto, representing all of the MIS Shares and/or Simco Shares owned by such Shareholder, Compuware shall promptly issue and deliver directly to each such Shareholder a certificate, registered in the name of such Shareholder and representing approximately ninety (90%) percent of the total number of shares of Compuware Stock into which such Shareholder's MIS Shares and Simco Shares have been converted, rounded up to the nearest whole share, as set forth opposite such Shareholder's name on Schedule 3.2 (subject to adjustment as set forth in Section 3.1 hereof).

         (b) In order to provide for the indemnity obligations of the Shareholders hereunder, Compuware shall deliver to the Escrow Agent a certificate representing the number of shares of Compuware Stock as provided below. The Compuware Stock placed in escrow by Compuware shall represent ten percent (10%) of the total number of shares of Compuware Stock into which the MIS Shares and Simco Shares have been converted, rounded down to the nearest whole share, (subject to adjustments as set forth in Section 3.1 hereof), (together with the Dividend Account (as defined in the Escrow Agreement) and any Dividend Shares (as defined in the Escrow Agreement (such shares, the Dividend Account and the Dividend Shares are collectively the "Escrow Shares")). The Escrow Agent shall hold and administer the Escrow Shares in accordance with the terms of an escrow agreement dated as of the Effective Date among Compuware, the Shareholders and the Escrow Agent (the "Escrow Agreement") in the form of Exhibit B attached hereto. The parties acknowledge and agree that, for convenience purposes only, Compuware will issue the certificate evidencing the Escrow Shares in the name of the Escrow Agent, as escrow agent under the Escrow Agreement. The parties further acknowledge and agree that the Shareholders are the beneficial owners of the Escrow Shares, subject to the terms and conditions of the Escrow Agreement.

         3.3 Exchange of Shares. After the Effective Time, EquiServe will act as transfer agent for and on behalf of Compuware, in effecting the exchange of shares of Compuware Stock for certificates that, before the Effective Time, represented Shares entitled to be exchanged for Compuware Stock pursuant to Sections 3.1 and 3.2 above. Upon the surrender and exchange of such holder's Share certificates, and delivery to EquiServe of executed Transmittal Letters, the holder will receive, without interest, that number of shares of Compuware Stock to which such holder is entitled at such time under this Agreement, and each such certificate will be immediately cancelled. Until so surrendered and exchanged, (1) each such certificate will be deemed converted, and will represent solely the right to receive the Compuware Stock with respect to such certificate pursuant to Sections 3.1 and 3.2 above; and (2) holders of such certificates will not receive the shares of Compuware Stock to which they would otherwise be entitled.

         3.4 Closing of Corporation's Transfer Books. At the Effective Time, each holder of a certificate or certificates that represents Shares will cease to have any rights as a shareholder of either of MIS or Simco, except for the right to surrender such holder's certificate or certificates in exchange for Compuware Stock provided pursuant to Sections 3.1 and 3.2 above. The stock transfer books of each of MIS and Simco will be closed and no transfer of Shares will thereafter be made. If, after the Effective Time, certificates representing Shares are presented to either of the Surviving Corporations or EquiServe, they will be cancelled and exchanged for shares of Compuware Stock as provided in Sections 3.1 and 3.2 above.

         3.5. Fractional Share. No fraction of a share of Compuware Stock will be issued by virtue of the Mergers, but in lieu thereof each holder of MIS Shares or Simco Shares who would otherwise be entitled to a fraction of a share of Compuware Stock (after aggregating all fractional shares of Compuware Stock to be received by such holder) will receive from Compuware an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fractional share, multiplied by (b) the average closing sales price of a share of Compuware Stock on Nasdaq for the ten trading days immediately preceding the Closing Date.

         4.       Closing.

                  4.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Honigman Miller Schwartz and Cohn, 2290 First National Building, Detroit, Michigan at 10:00 a.m. on February 26, 1999 or such earlier day as mutually agreed.

                  4.2      Actions to be Taken at the Closing.

                  (a) At the Closing, Compuware will execute and/or deliver or cause to be executed and/or delivered the following documents:

                           (1) Certificates of Merger to be filed in respect of the Merger;

                           (2)      officers' certificates as provided in
                  Exhibit D;

                           (3) an opinion of general counsel as provided in Exhibit E;

                           (4)      the Escrow Agreement;

                           (5) the Registration Rights Agreement as provided in Exhibit F;

                           (6) the Compuware Affiliate Agreement as provided in Exhibit G; and

                           (7) such other documents as may be reasonably
                  requested by the Shareholders, MIS or Simco.

                  (b) At the Closing, each of MIS and Simco, and the Shareholders, as appropriate, will deliver the following documents:

                           (1) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and each Related Agreement to which it is a party and the consummation of the Merger;

                           (2) a copy of the Articles of Incorporation (certified by an appropriate state official as of a date within 30 days of the Closing Date) and a good standing certificate from its state of incorporation and each jurisdiction in which it is qualified to do business;

                           (3) a certificate of the Secretary or an Assistant Secretary of such corporation in such form and substance as Compuware may reasonably request attesting as to the incumbency of each officer of such corporation who executes this Agreement or a Related Agreement, bylaws, resolutions and such other matters as Compuware may reasonably request;

                           (4) the written resignations of the officers and directors of such corporation as requested by Compuware before the Closing Date, or documentation and indemnities in form and substance satisfactory to Compuware as to the removal, consistent with law, of any non-resigning officer or director;

                           (5) Certificates of Merger to be filed in respect of the Merger;

                           (6)      officers' certificates as provided in
                  Exhibit H;

                           (7) an opinion of Jaffe, Raitt, Heuer & Weiss as
                  provided in Exhibit I;

                           (8)      the Escrow Agreement;

                           (9)      the Registration Rights Agreements; and

                           (10) such additional information and materials as Compuware may reasonably request.

                  (c) Each of MIS, Simco and Compuware will cause certificates of merger to be filed in accordance with Section 2.2 above and will use commercially reasonable efforts to take any and all other lawful actions and do any and all other lawful things necessary to effect the Mergers and to enable the Mergers to become effective.

                  (d) Compuware and each of Michael Bahn and Mary Bahn will execute and deliver a confidentiality and noncompetition agreement in the form of Exhibit C to this Agreement (the "Noncompetition Agreement").

                  (e) The Shareholders will execute and deliver to Compuware the MIS Affiliate Agreement and the Simco Affiliate Agreement, as provided in Exhibit J, respectively.

                  (f) MIS, Simco, the Shareholders and Compuware will use commercially reasonable efforts to execute and deliver such other documents and certificates as are required by the terms of this Agreement and the Related Agreements (including all governmental and third party consents required to be delivered by MIS, Simco or the Shareholders) or as may be reasonably requested by the other party.

                  (g) At the Closing, Compuware will cause to be paid in full the indebtedness of MIS to First Federal as set forth in Schedule 4.2(g) and the indebtedness of Autoflex to Michigan National Bank as set forth in
Schedule 4.2(g).

         5. Corporation's and the Principals' Representations and Warranties. Each of MIS, Simco and Autoflex and each Principal, jointly and severally, represent and warrant to Compuware as follows, as of the date of this Agreement and as of the Closing Date:

                  5.1 Organization; Power and Authority; Authorization; Due Execution; No Conflicts.

                  (a) One or more of the Shareholders are the sole shareholders of each of MIS and Simco and MIS is the sole shareholder of Autoflex, each of which (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan, and (2) has the corporate power and authority to (A) own, operate and lease the properties it owns, operates and leases, (B) carry on its business as it is now being conducted, (C) enter into this Agreement and the Related Agreements to which it is a party and, (D) consummate the transactions contemplated by this Agreement and the Related Agreements, and (3) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the nature of the business conducted by it has made its qualification or licensing a legal requirement, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on MIS or Simco. Each of MIS, Simco and Autoflex has delivered to Compuware true and correct copies of its Articles of Incorporation and Bylaws.

                  (b) This Agreement and each Related Agreement to which any of MIS, Simco and Autoflex are parties have been duly authorized by all necessary corporate action on the part of MIS, Simco and Autoflex and the Shareholders, as appropriate. Upon the execution and delivery of this Agreement and the Related Agreements, this Agreement and each Related Agreement will constitute the legal, valid and binding obligation of the Shareholders and each of MIS, Simco and Autoflex (as applicable), enforceable against the Shareholders and each of MIS, Simco and Autoflex (as applicable), in accordance with their respective terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally. No other corporate authorizations or proceedings on the part of any of MIS, Simco or Autoflex are necessary to consummate the Merger or any of the other transactions contemplated by this Agreement.

                  (c) Except as set forth in Schedule 5.1(c) to this Agreement, the execution, delivery and performance of this Agreement and the Related Agreements by the Shareholders and each of MIS, Simco and Autoflex will not, with respect to MIS, Simco or Autoflex (l) constitute a breach or violation of (A) such corporation's Articles of Incorporation or Bylaws, (B) any Law, or
(C) any material agreement, right, license, franchise, lease, indenture, deed of trust, mortgage, loan agreement or other material instrument to which such corporation is a party or by which such corporation is bound; (2) constitute a violation of any order, judgment or decree to which such corporation is a party or by which such corporation's assets or properties are bound or affected; (3) result in the acceleration of any material debt owed by such corporation; (4) result in the creation of any lien, charge or encumbrance upon the Shares or any of such corporation's properties or assets; or (5) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, government, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (each, a "Governmental Entity"), except filing the Certificate of Merger pursuant to the laws of the State of Michigan and except obtaining approval under the HSR Act.

                  (d) Schedule 5.1(d) to this Agreement is a true and complete list of each jurisdiction in which each of MIS, Simco and Autoflex is qualified or licensed to do business.

                  5.2 Title. Each of MIS, Simco and Autoflex has good and marketable title to, and the right to use, all of each such corporation's assets reflected in the most recent Financial Statement, as defined in Section 5.10, or acquired since the date of such Financial Statement, free and clear of all security interests, mortgages, liens, pledges, charges or encumbrances of any nature ("Liens"), except as set forth in Schedule 5.2 to this Agreement. There are no special assessments against any of each such corporation's assets.

                  5.3 Properties and Improvements. Schedule 5.3 to this Agreement truly and completely lists all of the real property owned or leased by any of MIS, Simco or Autoflex (the "Properties"). Schedule 5.3 to this Agreement lists all options or any other right that any of MIS, Simco or Autoflex has to acquire any real property.

                  5.4      Other Assets of MIS, Simco and Autoflex.

                  (a) All of the furniture, fixtures and equipment owned or leased by MIS, Simco or Autoflex is in good operating condition, subject only to ordinary wear and tear, and are fit for their intended purpose.

                  (b) All of the assets of each of MIS, Simco and Autoflex are owned by each such corporation and, except as set forth on Schedule 5.4 to this Agreement, none of MIS, Simco and Autoflex is leasing or holding on consignment, any equipment, furniture, fixtures or other personal property.

                  5.5      Claims; Litigation; Compliance with Laws; Approvals.

                  (a) There are no persons holding any claims of any nature against any of MIS, Simco or Autoflex, including claims arising out of or in connection with the operation of the business or of any of the properties of any of MIS, Simco or Autoflex except (1) for such claims arising from goods sold or services rendered by any of MIS, Simco or Autoflex in the ordinary course of its business which do not exceed in the aggregate $25,000 or (2) as set forth on
Schedule 5.5 to this Agreement.

                  (b) Except as disclosed in Schedule 5.5 to this Agreement, (1) none of MIS, Simco or Autoflex is: (A) a party to any litigation, proceeding or administrative investigation, and none is pending or, to the best knowledge of the Shareholders, MIS, Simco and Autoflex, threatened in writing against or by any of MIS, Simco or Autoflex or (B) subject to any outstanding order, writ, injunction or decree of any court, government or governmental authority or arbitration against or affecting it; and (2) to the best knowledge of the Shareholders, MIS,

Simco and Autoflex, there is not any reasonable basis for any litigation, proceeding or investigation of the nature described in clause (1)(A) above.

                  (c) None of MIS, Simco and Autoflex is in violation of, or were in violation of during the past five years, and each such corporation's actions in the consummation of the Transactions do not violate or infringe, any Law, including any Law relating to each such corporation's employment or employment practices or environmental or occupational safety or health, or any right or concession, copyright, trademark, trade name, patent, trade secret, know-how or other proprietary right of others, except where noncompliance or violation would not have a material adverse effect on MIS or Simco. The business and activities of MIS, Simco and Autoflex (a) are presently being conducted in material compliance with all requirements of Law, including the filing with any Governmental Entity or other third party any statement, report, information or form required by Law, and all requirements of any Governmental Entities having jurisdiction over the business or activities of any such corporation and (b) were not conducted in violation of any of such laws or such requirements within the past five (5) years. Except as set forth in Schedule 5.8, none of MIS, Simco or Autoflex has, within the past five (5) years, received a notice of violation of, been threatened in writing with a charge of violating, or, to the best knowledge of the Shareholders, MIS, Simco and Autoflex, been under investigation with respect to a possible violation of, any provision of any requirement, law, regulation, order or decree of any Governmental Entity which has not been complied with, rescinded or resolved.

                  (d) Each of MIS, Simco and Autoflex has maintained all licenses and permits and has filed all registrations, reports and other documents required by local, state and federal authorities and regulating bodies in connection with its business, except where the failure to maintain or file such licenses, permits, registrations or reports would not have a material adverse effect on MIS or Simco. All such licenses and permits will remain in full force and effect (without imposition of any material adverse condition, restriction, limitation, cost or penalty) notwithstanding the Merger. Each of MIS, Simco and Autoflex is in material compliance with all such licenses, permits and approvals, and there are no proceedings pending or, to the best knowledge of the Shareholders, MIS, Simco and Autoflex, threatened in writing to MIS, Simco or Autoflex, respectively, which may result in the material limitation, termination, cancellation or suspension, or any adverse modification of, any such license, permit or approval. Schedule 5.5 to this Agreement contains a full and complete list of all such licenses, permits and approvals.

                  5.6      Agreements; Contracts; Warranties.

                  (a) Except as set forth on Schedule 5.6 to this Agreement, (1) none of MIS, Simco or Autoflex is obligated under any contract or agreement (written or otherwise) which may not be terminated without cost or penalty to such corporation or its shareholders upon 30 days' notice of a desire to terminate; and (2) none of MIS, Simco or Autoflex is a party to any agreement or commitment of any nature pursuant to which it will be required to spend more than $25,000 in any 12 month period or $50,000 in the aggregate.

                  (b) With respect to the agreements and understandings identified on Schedule 5.6 to this Agreement:

                           (l)      none of MIS, Simco or Autoflex (as
                  appropriate), nor, to the best
                  knowledge of the Shareholders, MIS, Simco and Autoflex, the third parties to such agreements, are in material default nor has such default been asserted by any party, and there has not occurred any event which, with or without the passage of time or giving of notice (or both), would constitute such a default;

                           (2) except as set forth on Schedule 5.6 to this Agreement, each such agreement will remain in full force and effect (without imposition of any material restriction, limitation, cost or penalty to any of MIS, Simco, Autoflex or Compuware) notwithstanding the Mergers;

                           (3)      each of MIS, Simco and Autoflex (as
                  appropriate) has performed in all material respects all of its obligations to the extent that such obligations can be determined as of the date of this Agreement and each of MIS, Simco and Autoflex (as appropriate) will perform in all material respects all remaining obligations prior to the Effective Time;

                           (4)      none of MIS, Simco or Autoflex (as
                  appropriate) nor, to the best knowledge of the Shareholders, MIS, Simco and Autoflex, the third parties to such agreements, has repudiated any provision of any such agreement;

                           (5) except as set forth in Schedule 5.6 to the Agreement, failure to renew, cancellation, expiration or termination of any of the agreements identified on Schedule
                  5.6 to this Agreement in accordance with its terms would not materially adversely affect the business, properties, operations, assets, liabilities or condition (financial or otherwise) of MIS, Simco or Autoflex; and

                           (6) each outstanding bid and proposal to provide goods and to perform services and each agreement identified on
                  Schedule 5.6 to this Agreement in force as of the Effective Date of the Mergers was bid and entered into in contemplation of profitability in accordance with the ordinary course of business of MIS and Simco.

                  (c) Other than the agreements identified on Schedule 5.6 to this Agreement, there are no agreements necessary for the operation of the business of any of MIS, Simco or Autoflex as presently conducted and in accordance with applicable Law and sound business practice.

                  (d) MIS, Simco and Autoflex have delivered to Compuware a true and complete copy of each written instrument or document (including all amendments thereto), and a true and complete written summary of each unwritten understanding, which is identified on Schedule 5.6 to this Agreement. Schedule
5.6 includes true and correct copies of all forms of customer agreements which are representative of those used by MIS, Simco and Autoflex (as appropriate).

                  5.7 Proprietary Rights. All of the Proprietary Rights are listed or described on Schedule 5.7 to this Agreement and, except as disclosed in Schedule 5.7 to this Agreement:

                  (a) All of the Proprietary Rights are valid and in full force and effect.

                  (b) MIS, Simco or Autoflex is the sole owner of, or licensee under a valid license for, free from any liens, all of the Proprietary Rights. Schedule 5.7 to this Agreement lists any Proprietary Rights licensed by any of MIS, Simco or Autoflex from any third parties. MIS, Simco or Autoflex owns or has the right to use all proprietary rights that are necessary for the operation of its business as presently conducted or as proposed to be conducted, except where the failure to own or have the right to use such Proprietary Rights does not have a material adverse effect on MIS or Simco.

                  (c) Schedule 5.7 to this Agreement contains a true and complete list or description of all contracts, oral or written, pursuant to which any of MIS, Simco or Autoflex has authorized any person or entity to use, or pursuant to which any person or entity has the right to use, any of the Proprietary Rights, including, without limitation, on a temporary or trial basis.

                  (d) Schedule 5.7 to this Agreement contains a true and complete list and description of all royalty or contingent compensation arrangements or other contracts, oral or written, regarding or pertaining to any Proprietary Rights.

                  (e) To the best knowledge of the Shareholders, MIS, Simco and Autoflex, no Proprietary Right presently being used, licensed or sold, or contemplated to be used, licensed or sold, by any of MIS, Simco or Autoflex violates or infringes on any rights owned or held by any other person or entity, enforceable in the United States, United Kingdom or Japan, and, to the best knowledge of the Shareholders, MIS, Simco and Autoflex, none of MIS, Simco, Autoflex or the Shareholders have any knowledge of any claim of any of the foregoing.

                  (f) There is no pending or, to the best knowledge of the Shareholders, MIS, Simco and Autoflex, threatened (in writing) claim or litigation against MIS, Simco, Autoflex or any other person or entity contesting or, if decided adversely, affecting the right of any of MIS, Simco or Autoflex to use, license or sell any Proprietary Right.

                  (g) To the best knowledge of the Shareholders, MIS, Simco and Autoflex, no patent, trademark, service mark, trade name, copyright, license, trade secret, invention, intellectual property right, know-how or other right presently being licensed, sold or employed, by any person or entity violates or infringes on, or may violate or infringe on, any Proprietary Rights, nor, to the best knowledge of the Shareholders, MIS, Simco and Autoflex, is there any pending or proposed statute, law, rule, regulation, standard or code that may materially adversely affect any Proprietary Right presently being used, licensed or sold, or proposed to be used, licensed or sold by any of MIS, Simco and Autoflex.

                  (h) MIS, Simco and Autoflex use and have used their reasonable efforts to secure and maintain their rights in the Proprietary Rights. Without limiting the generality of the foregoing, each of MIS's, Simco's and Autoflex's employees and independent contractors have executed, as appropriate, agreements protecting the confidentiality of the Proprietary Rights in substantially the forms provided to Compuware by MIS, Simco and Autoflex. Each such agreement is valid and enforceable and in full force and effect, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally, and, to the best knowledge of the Shareholders, MIS, Simco and Autoflex, none has been violated by any signatory employee or independent contractor. True and complete copies of each such agreement, including, without limitation, all amendments or modifications thereof have been delivered to Compuware prior to the date of this Agreement.

                  (i) Neither MIS, Simco nor Autoflex has granted to any person or entity any license to use any software products. The software products currently licensed by MIS, Simco or Autoflex to customers, are in substantial conformance with the current documentation, whether electronically embedded, written or otherwise, shipped with such software products, except for errors and bugs of the time, type, scope and nature generally acceptable in the software industry for similar types of software products.

                  5.8      Employees; Employee Benefits.

                  (a) Attached as Schedule 5.8 to this Agreement is a list, as of the date of this Agreement, of all employees of each of MIS, Simco and Autoflex, and their dates of hire, positions, base salary and commission schedule (if applicable). Except as set forth on Schedule 5.8 to this Agreement and except as provided in the next sentence, none of such employees has any employment agreement with any of MIS, Simco or Autoflex. None of MIS, Simco or Autoflex has any collective bargaining or union contracts or agreements. There have not been any unfair labor practice complaints, material labor difficulties or work stoppages, or threats thereof, affecting any of the employees or activities of MIS, Simco or Autoflex. To the best knowledge of the Shareholders, MIS, Simco and Autoflex, there is no union campaign presently being conducted to solicit employees to authorize a union to request a national labor relations board certification election with respect to the employees of MIS, Simco or Autoflex. Except as set forth in Schedule 5.8, any employees of MIS, Simco or Autoflex may be terminated at will, with or without cause, without any material severance obligation.

                  (b) Each of MIS, Simco and Autoflex, as appropriate, has deducted and remitted to the relevant Governmental Entities all income taxes, unemployment insurance contributions and other taxes and amounts which it is required to deduct and remit to such governmental entity, and each of MIS, Simco and Autoflex has made all required filings in respect thereof, except to the extent that any failure to deduct or remit is not reasonably expected to result in any material liability.

                  (c) Except as set forth on Schedule 5.8 to this Agreement, the consummation of the transactions contemplated by this Agreement will not in and of themselves (i) entitle any current or former employee of any of MIS, Simco or Autoflex to severance pay, unemployment compensation or any other similar payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or former employee.

                  (d) Schedule 5.8 lists all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock bonus, phantom stock, retirement, vacation, severance, disability, death benefit, welfare, holiday bonus, hospitalization, medical or other plan or arrangement, providing benefits to any current or former employee, officer or director of MIS and/or Simco, or maintained or contributed to by MIS, Simco and/or Autoflex or by any member of their controlled group(s) as defined in Code Sections 414(b), (c), (m), or
(o) for the benefit of any employee, officer or director of MIS, Simco and Autoflex (collectively, "Benefit Plans").

                  (e) Except as set forth on Schedule 5.8, each Benefit Plan set forth in Schedule 5.8 which is intended by MIS, Simco or Autoflex to be tax qualified under Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service and a copy of the most recent determination letter for each such Benefit Plan has been delivered to Compuware.

                  (f) On or prior to the date of this Agreement MIS, Simco and Autoflex has delivered to Compuware true and complete copies of (i) each Benefit Plan or, in the case of any unwritten Benefit Plans, descriptions thereof, (ii) the most recent annual report filed with the appropriate Governmental Entity with respect to each Benefit Plan, if any such report was required, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity contract or insurance contract relating to any Benefit Plan, and
(v) the most recent actuarial report, if any, relating to any Benefit Plan.

                  (g) To the best knowledge of the Shareholders, MIS, Simco and Autoflex, none of MIS, Simco or Autoflex, any officer of MIS, Simco or Autoflex or any of the Benefit Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as defined in Code Section 4975 or ERISA Section 406) or any other breach of fiduciary responsibility that would subject MIS, Simco and/or Autoflex or any officer of MIS, Simco and/or Autoflex to a material tax or penalty on prohibited transactions or to any liability under ERISA.

                  (h) Except as disclosed on Schedule 5.8, no such Benefit Plan that is an employee welfare benefit plan (as defined in ERISA Section 3(1) provides benefits to current or future retirees or current or future former employees and their dependents, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or applicable state continuation coverage law.

                  (i) Each Benefit Plan and all related trust or other agreements conform in form and operation to, and comply with, all applicable laws and regulations, including, without limitation, ERISA and the Code, and all reports or information relating to each such Benefit Plan required to be filed with any Governmental Entity or disclosed to participants has been timely filed and disclosed.

                  (j) Except as disclosed in Schedule 5.8, MIS, Simco and/or Autoflex has not announced a plan to create, nor does it have any legally binding commitment to create, any new arrangement which would, when established, constitute an employee benefit plan, as defined in Section 3(3) of ERISA.

                  (k) All insurance premiums or contributions required, with respect to any Benefit Plan, have been paid in full and there exist no funding deficiencies within the meaning of Code Section 412 with respect to any Benefit Plan. Except as disclosed on Schedule 5.8, there are no known material retrospective adjustments provided for under any insurance contracts maintained pursuant to any Benefit Plan with regard to policy years or other periods ending on or before the Effective Time of the Merger.

                  (l) Except as disclosed on Schedule 5.8, no Benefit Plan, or the deduction of any contributions thereto by MIS, Simco and/orAutoflex, is the subject of a current or pending audit by any Governmental Entity, and no litigation or asserted claims exist against MIS, Simco and/or Autoflex or any Benefit Plan or fiduciary with respect thereto, other than such benefit claims as are made in the normal operation of a Benefit Plan. There are no known facts which are reasonably expected to give rise to any action, suit, grievance, arbitration or other claim in connection with any Benefit Plan.

                  5.9 Insurance. Schedule 5.9 to this Agreement contains a true and complete list of all policies of fire, liability, workers' compensation and other forms of insurance owned or held by each of MIS, Simco and Autoflex (including coverages), and each of MIS, Simco and Autoflex has made available for inspection by Compuware true and complete copies of all such policies. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received by the Principals, MIS, Simco or Autoflex with respect to any such policy. Such policies (a) are sufficient for material compliance with all requirements of Law and all agreements to which each of MIS, Simco and Autoflex is a party; (b) are valid, outstanding and enforceable policies; (c) will remain in full force and effect through the Closing Date without the payment of additional premiums; and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 5.9 to this Agreement identifies all risks which each of MIS, Simco and Autoflex has designated as being self-insured.

                  5.10     Financial Statements. MIS has delivered to Compuware
(1) complete copies of its audited consolidated financial statements for the year ended May 31, 1998, (2) complete copies of its audited consolidated balance sheet as of May 31, 1997, (3) complete copies of its consolidated reviewed financial statements for the year ended May 31, 1997, (4) complete copies of its reviewed consolidated financial statement for the year ended May 31, 1996, respectively, with, as to (1), (2), (3) and (4) above the corresponding accountants reports, including balance sheets and accompanying statements of profit and loss and related schedules of cost and expense for the covered periods, as applicable, and (5) unaudited financial statements for the months ended after May 31, 1998 through December 31, 1998. Simco has delivered to Compuware (1) complete copies of its compiled financial statements for the three years ended August 31, 1998, August 31, 1997 and August 31, 1996, respectively, with the corresponding accountants reports, including balance sheets and accompanying statements of profit and loss and related schedules of cost and expense for the covered periods, and (2) unaudited financial statements for the months ended after August 31, 1998 through December 31, 1998. Autoflex has delivered to Compuware (1) complete copies of its reviewed financial statements for the three years ended May 31, 1998, May 31, 1997 and May 31, 1996, respectively, with the corresponding accountants reports, including balance sheets and accompanying statements of profit and loss and related schedules of cost and expense for the covered periods, and (2) unaudited financial statements for the months ended after May 31, 1998 through December 31, 1998. All of the foregoing, are referred to as the "Financial Statements." Each of the Financial Statements presents fairly and accurately the financial condition, assets and liabilities, results of operations and related costs and expenses of each of MIS, Simco and Autoflex as of such dates and for the period then ended, and all of such statements were prepared in accordance with GAAP (except, that certain Financial Statements reference an incorrect number of issued and outstanding shares of MIS and except with respect to interim financial statements, for normal, non-material year-end adjustments and lack of footnotes). None of MIS, Simco or Autoflex has received any "management letter" in connection with any audit.

                  5.11 Undisclosed Liabilities. Except for trade payables incurred by MIS, Simco and/or Autoflex in the ordinary course of business since the date of the most recent Financial Statements, and except as set forth in
Schedule 5.11 to this Agreement, none of MIS, Simco and Autoflex has any liability or obligation of any kind (contingent or otherwise) not reflected on the most recent Financial Statements. There is no reasonable basis for the assertion of any claim or liability against any of MIS, Simco or Autoflex which is not fully reserved against, as required by GAAP, in the Financial Statements.

                  5.12     Taxes

                  (a) Each of the Companies has timely filed (or has caused, or will cause, to be timely filed on its behalf either separately or as a member of a consolidated group of companies) all Tax Returns required to be filed by it with any Tax Authority with respect to Taxes for any period ending on or before the Effective Date, taking into account any valid and proper extension of time to file granted to or obtained on behalf of the Company, and all such Tax Returns are or, if not yet filed, will be, to the best knowledge of the Shareholders, MIS, Simco and Autoflex true, correct and complete in all material respects at the time of filing. All Taxes (whether or not shown on such Tax Returns) owed by any of the Companies have been timely paid in full. No deficiency for any amount of Taxes has been asserted or assessed or, to the best knowledge of the Shareholders, MIS, Simco and Autoflex, has been threatened or is likely to be assessed by a Tax Authority against any of the Companies. No claim has ever been made by a Tax Authority in a jurisdiction where any of the Companies do not file Tax Returns that any of the Companies is or may be subject to taxation by that jurisdiction. None of the Companies has any liability for the Taxes of any person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise. Except as set forth on Schedule 5.12(i), there are no excess loss accounts, gains or losses from Deferred Intercompany Transactions or Intercompany Transactions pertaining to any of the Companies (whether or not they are taken into account as a result of the Mergers). None of the Companies currently is the beneficiary of any extension of time within which to file any Tax Return. To the best knowledge of the Shareholders, MIS, Simco and Autoflex, there are no Liens or security interests on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay Taxes.

                  (b) The Companies have accrued, adequately reserved and shown on their Financial Statements as a liability, all Taxes for any taxable period (or portions thereof) which ends on or before the Effective Date. If any of the Companies is a partner in a partnership whose taxable year does not end on the Effective Date, all Taxes of such Companies attributable to the portion of such partnership's taxable year which ends on the Effective Date have been accrued in the Financial Statements. Any Tax Return for any taxable period ending on or before the Effective Date shall be prepared in a manner consistent with the accrual of Taxes in the Financial

Statements previously delivered to Compuware.

                  (c) Each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has otherwise complied with applicable laws relating thereto.

                  (d) To the best knowledge of the Shareholders, MIS, Simco and Autoflex, there is no audit dispute, claim or other proceeding concerning any Taxes or Tax Return of any of the Companies either (i) claimed or raised by any Tax Authority or (ii) as to which any director, officer or employee responsible for Tax matters of any of the Companies has knowledge. Schedule 5.12(c) lists all federal, state, local, and foreign income Tax Returns filed by the Companies for taxable periods ended on or after December 31, 1993 that have been audited by a Tax Authority, and indicates those Tax Returns that currently are the subject of audit by a Tax Authority. Each of the Companies has delivered or made available to Compuware true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Shareholders (with respect to the Companies) and/or any of the Companies since December 31, 1993.

                  (e) None of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (f) Except as set forth on Schedule 5.12(f), each of the Companies has disclosed on their respective Tax Returns all positions taken therein, the nondisclosure of which could give rise to a substantial understatement penalty within the meaning of Code ss.6662 or any similar provision of state, local or foreign law.

                  (g) None of the Companies: (i) has filed a consent under Code ss.341(f) concerning collapsible corporations; (ii) has made any payment, is obligated to make any payment, or is a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Code ss.280G; (iii) has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii); (iv) is a party to any Tax allocation or sharing agreement; (v) has been a member of an Affiliated Group filing a consolidated federal income Tax Return; (vi) has any liability for the Taxes of any person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise; (vii) has granted a power of attorney with respect to any matter relating to Taxes of the Shareholders (with respect to the Companies) or any of the Companies; (viii) has participated in an international boycott under Code ss.999; (ix) is a party to any safe harbor lease within the meaning of Code ss.168(f)(8) as in effect prior to amendment by the Tax Equity and Responsibility Act of 1982; (x) has had any permanent establishments in any foreign country as defined in any applicable treaty or convention between the United States and such foreign countries; (xi) is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes; (xii) has made or is bound by any election under Code ss.197; (xiii) has any debt the interest on which is tax exempt under existing or prior law; (xiv) has any property that is tax exempt use property within the meaning of Code ss.168(h); (xv) is bound by any closing agreement within the meaning of Code ss. 7121;

and (xvi) has agreed to or is required to make any adjustments under Code ss.481(a) or any similar provision of state, local or foreign law.

                  (h) The transaction contemplated by this Agreement is not subject to the tax withholding provisions of Code ss.3406 or any similar provision of law.

                  (i) There are no Rulings from, or requests for Rulings with, any Tax Authority addressed to the Shareholders (with respect to the Companies) or any of the Companies that are, or if issued would be, binding on any of the Companies.

                  (j) Schedule 5.12(i) sets forth the following information with respect to each of the Companies as of the most recent practicable date as well as on an estimated pro forma basis as of the Effective Date giving effect to the consummation of the transaction contemplated by this Agreement: (i) the basis of each of the Companies in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to each of such Companies; (iii) excess loss accounts in the Affiliated Group or Groups of which any of the Companies is a member; (iv) the amount of any deferred gain or loss allocable to any of the Companies arising out of any Deferred Intercompany Transaction; (v) the amount of any gain or loss allocable to any of the Companies arising out of any Deferred Intercompany Transaction or Intercompany Transaction; and (vi) all material federal income tax elections for each of the Companies. None of the Companies has a net operating loss or other tax attributes presently subject to limitation under Code ss.ss.382, 383, or 384 or the underlying Treasury Regulations.

                  5.13     Absence of Changes or Events. Except as disclosed on
Schedule 5.13 to this Agreement or as disclosed in the Financial Statements, each of MIS, Simco and Autoflex has operated its business only in the ordinary course and, since November 30, 1998:

                  (a) None of MIS, Simco or Autoflex has made any change in its Articles of Incorporation or Bylaws; adjusted, split, combined or reclassified any capital stock or securities of any of MIS, Simco or Autoflex; entered into any arrangement or contract with respect to the issuing of any shares of the capital stock or securities of any of MIS, Simco or Autoflex in a public offering; or made any other changes in the capital structure of any of MIS, Simco or Autoflex.


                  (b) None of MIS, Simco or Autoflex has borrowed any amount or incurred, assumed, become subject to or guaranteed any liability, whether absolute or contingent, other than trade payables incurred in the ordinary course of business.


                  (c) None of MIS, Simco or Autoflex has made any material changes in its practices or methods of accounting.


                  (d) None of MIS, Simco or Autoflex has made any material change in or introduced any pension, retirement, profit sharing or bonus arrangement or other employee welfare or benefit arrangement or other benefit plan.

                  (e) None of MIS, Simco or Autoflex has suffered any material adverse change in its business, prospects, operations, operating results, properties, assets, liabilities or condition (financial or otherwise).


                  (f) None of MIS, Simco or Autoflex has suffered any event or condition of any character which, either individually or in the aggregate, is reasonably likely to materially adversely affect its business, prospects, operations, operating results, properties, assets, liabilities or condition (financial or otherwise).


                  (g) None of MIS, Simco or Autoflex has suffered any damage, destruction or loss, whether covered by insurance or not, which is reasonably likely to materially adversely affect its business, prospects, operations, operating results, properties, assets, liabilities or condition (financial or otherwise).


                  (h) None of MIS, Simco or Autoflex has declared, set aside, made or paid any dividend, distribution or payment, whether in cash, stock, property or any combination thereof with respect to any of its securities or MIS Shares, Simco Shares or Autoflex Shares, nor has it reclassified any of such securities.


                  (i) None of MIS, Simco or Autoflex has instituted any change with respect to the supervisory personnel of any of MIS, Simco or Autoflex. Each of MIS, Simco and Autoflex has used its reasonable efforts to preserve intact all of its business organizations and to retain the services of its officers and key employees.


                  (j) None of MIS, Simco or Autoflex has increased any salary, wages, compensation or fringe or other benefits payable or to become payable to its officers, directors or employees, except for any such increases that are required by applicable minimum wage laws.


                  (k) Each of MIS, Simco and Autoflex has exercised its commercially reasonable efforts to maintain the good will of suppliers, customers and employees of, and others having material business relationships with, MIS, Simco and Autoflex.


                  (l) The Boards of Directors of each of MIS and Simco have not adopted any resolution giving to any holder of MIS Shares or Simco Shares appraisal, dissenters' or similar rights.


                  (m) None of MIS, Simco or Autoflex has made any tax election nor has it settled or compromised any income or other tax liability or refund.


                  (n) None of MIS, Simco or Autoflex has paid, discharged or satisfied any claim, liability or obligation, whether absolute, accrued, asserted or unasserted, contingent or otherwise, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements and trade payables incurred since the date of the most recent

Financial Statement.


                  (o) None of MIS, Simco or Autoflex has entered into, amended, modified or terminated any material agreement, commitment or transaction.


                  (p) None of MIS, Simco or Autoflex has made any provision for material price discounts or other special considerations in respect of its goods or services not in the ordinary course of business consistent with past practices.


                  (q) None of MIS, Simco or Autoflex has sold, transferred, leased, mortgaged, pledged, subjected to any lien or otherwise disposed of any of its properties or assets, real, personal or mixed, tangible or intangible, except in the ordinary course of business consistent with past practices.


                  (r) None of MIS, Simco or Autoflex has entered into any agreement or understanding to do any of the foregoing.

                  5.14     Environmental and Occupational Matters.

                  (a) Except as disclosed on Schedule 5.14 to this Agreement, to the best knowledge of the Shareholders, MIS, Simco and Autoflex, there are no Hazardous Materials or Underground Storage Tanks present at any Property other than those quantities of such Hazardous Materials as occur naturally in the native and uncontaminated natural soils and waters at such Property. To the best knowledge of the Shareholders, MIS, Simco and Autoflex, there exists no condition at any Property that would require investigations, studies, sampling, testing, removal, response, remediation or clean-up with respect to any Hazardous Materials pursuant to any Environmental Laws. None of MIS, Simco or Autoflex has generated, used, stored, treated, transferred, transported, processed, manufactured, refined, handled, produced or disposed of Hazardous Materials at, or affecting such Property in any manner which violates any Environmental Law. None of MIS, Simco or Autoflex has: (1) caused or permitted any Property to be used to generate, manufacture, refine, transport, treat, dispose of, transfer, produce or process Hazardous Materials in violation of any Environmental Laws or in a manner which gives rise to an investigatory, remedial or other duty under any Environmental Laws, or (2) caused or permitted any Release or threatened Release of Hazardous Materials at, from or affecting any Property, whether by any of MIS, Simco, Autoflex, any of their tenants, sub-tenants or occupants of any Property or any other person or entity or their respective contractors, agents, employees or invitees, in violation of Environmental Laws or which gives rise to any investigatory, remedial or other duty under Environmental Laws.

                  (b) None of MIS, Simco or Autoflex has ever received any notice, claim or allegation of any violation of, or of any duty to investigate or remediate any condition under, any Environmental Law at any Property.

                  5.15 Subsidiaries Except for the fact that MIS owns all of the issued and outstanding capital stock of Autoflex, none of MIS, Simco or Autoflex has or has had any equity interest, or right to acquire any equity interest, whether direct or indirect, in any corporation, joint venture, partnership, limited liability company, firm or other entity.

                  5.16     Capitalization.

                  (a) The MIS Shares, Simco Shares and Autoflex Shares (1) constitute all of the issued and outstanding capital stock of each such corporation and (2) are validly authorized and issued, fully paid, nonassessable and free of preemptive rights.

                  (b) Schedule 5.16 to this Agreement is a correct and complete description of the capitalization of each of MIS, Simco and Autoflex.

                  (c) One or more of the Shareholders own all of the Shares, in each case free and clear of any lien, claim, security interest, pledge, charge, encumbrance or restriction of any kind.

                  (d) There are no (1) options, warrants or other rights, agreements, arrangements or commitments of any character to which any of MIS, Simco or Autoflex is a party relating to the issued or unissued capital stock of MIS, Simco or Autoflex or obligating MIS, Simco or Autoflex to grant, issue or sell any shares of stock or other equity interest in MIS, Simco or Autoflex; (2) agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on revenues or earnings of MIS, Simco or Autoflex; (3) voting trusts, proxies or other agreements or understandings to which MIS, Simco or Autoflex is a party or by which MIS, Simco or Autoflex is bound with respect to the voting of shares of MIS, Simco or Autoflex; or (4) preemptive rights or any agreements granting any Shareholders any other anti-dilution protection.

                  5.17 Bank Accounts. Schedule 5.17 to this Agreement is a full and complete list of all of bank accounts and the names of the persons authorized to draw thereon of each of MIS, Simco and Autoflex.

                  5.18 Guarantees. Except as disclosed on Schedule 5.18 to this Agreement, none of MIS, Simco and Autoflex has guaranteed any debt or obligation of any third party and none of the debts or obligations of MIS, Simco or Autoflex is guaranteed by any third parties.

                  5.19 Related Parties. Schedule 5.19 to this Agreement is a true and complete list and brief description of all contracts and agreements or other transactions entered into or agreed to within the past three years (including, without limitation, all oral contracts and outstanding bids or offers for the foregoing) involving amounts in excess of $25,000, and all currently effective contracts and other transactions to which any of MIS, Simco or Autoflex is or was a party, with respect to which any officer, director, shareholder, Shareholder or, to the best knowledge of the Shareholders, MIS, Simco and Autoflex, any employee of any of MIS, Simco or Autoflex, or any person related to any of the foregoing by blood or marriage, is a party. True and complete copies of all such contracts and all documentation relating to such transactions, including, without limitation, all amendments thereto and modifications thereof, have been delivered to Compuware prior to the date of this Agreement. No Shareholders, directors, officers and/or employees of MIS, Simco and/or Autoflex is indebted to MIS, Simco and/or Autoflex in excess of $25,000 for any one person or, in excess of $100,000 in the aggregate for all persons.

                  5.20 Accounts Receivable. The accounts receivable which are shown on Schedule 5.20 to this Agreement arose in the ordinary course of business, are valid and collectible in the ordinary course (which, unless otherwise set forth with respect to a particular account on Schedule 5.20, is no more than 30 days from invoice date), subject to no counterclaims or setoffs, at the aggregate recorded amount thereof as shown on the records of MIS, Simco and Autoflex, as appropriate.

                  5.21 Brokers. Except as set forth on Schedule 5.21 to this
Agreement:

                  (a) None of MIS, Simco and Autoflex, nor any Shareholder (1) has dealt with any broker or finder in connection with this transaction; (2) has caused or created any liability to any broker or finder in connection with this transaction; or (3) is aware of any claim from any third party that it is entitled to brokerage, finders or other similar fees in connection with this transaction.

                  (b) None of MIS, Simco and Autoflex nor any Shareholder is aware of any broker or finder which was instrumental or had any part in bringing about this transaction.

                  5.22 Year 2000 Compliance. Except as disclosed in Schedule
5.22 to this Agreement, the software products currently offered for license by any of MIS, Simco and Autoflex or previously licensed by any of MIS, Simco and Autoflex to customers are Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" will mean that neither the performance nor the functionality of such products is affected by dates prior to, during and after the Year 2000. Year 2000 Compliant will include, but will not be limited to, the following requirements: (a) no value for a current date will cause any material interruption in operation of any such product; (b) date-based functionality must perform consistently for dates prior to, during and after Year 2000; and (c) the century in any date must be specified either explicitly or by unambiguous algorithms or interfacing rules in all interfaces and data storage.


                  5.23 Disclosure. No statement, representation or warranty made by any Shareholder or MIS, Simco or Autoflex in this Agreement or any Related Agreement, and none of the schedules, attachments or exhibits to this Agreement or any Related Agreement, contains any untrue statement of any material fact or omits a material fact necessary to make the statements contained in this Agreement, the Related Agreements or such schedules, attachments or exhibits, in light of the circumstances in which they were made, not misleading. Except for the effects of general economic conditions and general industry conditions, to the best knowledge of the Shareholders, MIS, Simco and Autoflex, there is no fact or circumstance which will materially adversely affect the business, prospects, operations, operating results, properties, assets, liabilities, or financial condition of any MIS, Simco and Autoflex, which fact or circumstance has not been set forth in this Agreement or the Schedules hereto. To the best knowledge of the Shareholders, MIS, Simco and Autoflex, MIS, Simco and Autoflex have disclosed to Compuware. all transactions, events, facts and circumstances relevant to the Mergers qualifying for the accounting and tax treatment set forth in Sections 8.11 and 8.9 below.

         6. Additional Representations and Warranties of Shareholders. In addition to the representations and warranties set forth in Section 5 above, each Shareholder represents and warrants to Compuware as follows, as of the date of this Agreement and as of the Closing Date:

                  (a) Upon the execution and delivery of this Agreement and each Related Agreement to which such Shareholder is a party, this Agreement and each such Related Agreement will constitute the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally.

                  (b) Such Shareholder's execution, delivery and performance of this Agreement and the Related Agreements to which such Shareholder is a party will not (1) constitute a breach or violation of (A) any Law or (B) any material agreement, indenture, deed of trust, mortgage loan agreement or other material instrument to which such Shareholder is a party or is bound or affected; (2) constitute a violation of any order, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound; or (3) result in the acceleration of any material debt owed by such Shareholder.

                  (c) Such Shareholder understands and agrees that the shares of Compuware Stock to be received by such Shareholder upon conversion of such Shareholder's shares of MIS Shares or Simco Shares in the Mergers have not been registered under the Securities Act and other than pursuant to its obligations under the Registration Rights Agreement, Compuware is not nor will it be under any obligation to register such shares of Compuware Stock under the Securities Act. Such Shareholder further understands and agrees that such shares of Compuware Stock will constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and that, as such, such shares of Compuware Stock must be held indefinitely unless they are subsequently registered under the Securities Act or unless an exemption from the registration requirements thereof is available. Such Shareholder is acquiring the shares of Compuware Stock to be received by such Shareholder upon conversion of such Shareholder's shares of stock in the Merger for such Shareholder's own account for investment and not for, with a view to or in connection with any resale or distribution thereof that would be in violation of the registration requirements of the securities laws of the United States of America or any state thereof.

                  (d) Except as set forth in this Agreement or in the schedules attached hereto, there are no obligations of MIS, Simco or Autoflex to any of the Shareholders, and by approval of the Mergers, each Shareholder releases MIS, Simco, Autoflex, the Surviving Corporations and Compuware from any such claim, obligation or liability.

                  (e) The MIS Shares, Simco Shares and Autoflex Shares (1) constitute all of the issued and outstanding capital stock of each such corporation and (2) are validly authorized and issued, fully paid, nonassessable and free of preemptive rights.

                  (f) Schedule 5.16 to this Agreement is a correct and complete description of the capitalization of each of MIS, Simco, Autoflex.

                  (g) One or more of the Shareholders own all of the Shares free and clear of any lien, claim, security interest, pledge, charge, encumbrance or restriction of any kind.

         7. Compuware's Representations and Warranties. Compuware represents and warrants to each of MIS, Simco and the Shareholders as follows, as of the date of this Agreement and as of the Closing Date:

                  7.1 Organization; Power and Authority. Compuware is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan, and has the corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement and the Related Agreements.

                  7.2      Authorization; Due Execution; No Conflicts.

                  (a) This Agreement and each Related Agreement has been duly authorized by all necessary corporate action on the part of Compuware. Upon the execution and delivery by Compuware of this Agreement and the Related Agreements, this Agreement and the Related Agreements will each constitute the legal, valid and binding obligation of Compuware, enforceable against Compuware in accordance with their respective terms.

                  (b) Compuware's execution, delivery and performance of this Agreement and the Related Agreements will not (1) constitute a breach or violation of (A) Compuware's Articles of Incorporation or Bylaws, (B) any Law or
(C) any material agreement, indenture, deed of trust, mortgage, loan agreement or other material instrument to which Compuware is a party or by which Compuware is bound; or (2) constitute a violation of any order, judgment or decree to which Compuware is a party or by which any of Compuware's assets are bound or affected.

                  7.3 SEC Statements, Reports and Documents. Other than the proxy statement relating to Compuware's meeting of stockholders held August 25, 1998, Compuware has timely filed all required forms, reports, statements and documents with the Securities and Exchange Commission ("SEC") since the date Compuware became a reporting company under the Securities Exchange Act of 1934, as amended ("Exchange Act"). Compuware heretofore has delivered or made available to counsel for the Shareholders: (a) its Annual Reports on Form 10-K for the fiscal years ended March 31, 1996, 1997 and 1998, respectively; (b) its Quarterly Reports on Form 10-Q for the fiscal quarters ended, June 30, 1998, September 30, 1998 and December 31, 1998; (c) all proxy statements relating to Compuware's meetings of stockholders (whether annual or special) held since March 31, 1996, (d) all other forms, reports, statements and documents filed or required to be filed by it with the SEC since March 31, 1998, and (e) all amendments and supplements to all such reports and registration statements filed by Compuware with the SEC (the documents referred to in clauses (a), (b), (c), (d) and (e) being hereinafter referred to as the "Compuware Reports"). As of their respective dates, other than the proxy statement relating to Compuware's meeting of stockholders held August 25, 1998, the Compuware Reports complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of Compuware included in the Compuware Reports were prepared in accordance with GAAP (except as otherwise stated in the financial statements), and present fairly the consolidated financial position, results of operations and changes in financial position of Compuware and its consolidated subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to (i) the absence of certain notes thereto and (ii) normal year-end audit adjustments which are not in the aggregate material. The consolidated balance sheet of Compuware and its subsidiaries as at December 31, 1998, including the notes thereto, is hereinafter referred to as the "Compuware Balance Sheet." Compuware has heretofore furnished or made available to MIS a correct and complete copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Compuware with the SEC pursuant to the Securities Act or the Exchange Act.


                  7.4 Brokers. Except as set forth on Schedule 7.4 to this
Agreement:

                  (a) Compuware (1) has not dealt with any broker or finder in connection with this transaction; (2) has not caused or created any liability to any broker or finder in connection with this transaction; and (3) is not aware of any claim from any third party that it is entitled to brokerage, finders or other similar fees in connection with this transaction.

                  (b) Compuware is not aware of any broker or finder which was instrumental or had any part in bringing about this transaction.

                  7.5 No Material Adverse Changes. Since December 31, 1998, Compuware has not suffered any material adverse change in its business, prospects, operations, operating results, properties, assets, liabilities or condition (financial or otherwise).

                  7.6 Shares of Compuware Stock. The issuance of shares of Compuware Stock as provided for in Sections 3.1 and 3.2 has been duly authorized and, upon receipt of the consideration therefor as provided herein, will be validly issued, fully paid and non-assessable.

         8.       Covenants Pending the Closing.

                  8.1 Conduct Through the Closing Date. From and after the date of this Agreement and prior to the Closing Date, each of MIS, Simco, Autoflex and the Shareholders will (except as otherwise consented to in writing by Compuware which consent shall not be unreasonably withheld, conditioned or delayed):

                  (a) Operate their respective businesses in the ordinary course as historically conducted.

                  (b) Not enter into any transaction, take any action, or fail to take any action, which would result in, or could reasonably be expected to result in, any of the representations, warranties, disclosures or agreements of any of the Shareholders, MIS, Simco or Autoflex in this Agreement or the Related Agreements or the exhibits or schedules to this Agreement and the

Related Agreements or in connection with the consummation of the transactions contemplated by this Agreement or the Related Agreements, to not be true and complete immediately after the occurrence of such transaction. Without limiting the obligations of MIS, Simco, Autoflex and the Shareholders under this Section 8.1(b), each of MIS, Simco and Autoflex will: (1) maintain such corporation's assets and properties in good operating condition, subject to ordinary wear and tear; (2) maintain such corporation's present insurance in force; and (3) comply in all material respects with the provisions of all agreements, leases, laws and regulations applicable to such corporation or its assets.

                  (c) Not allow such corporation to enter into any agreements, contracts, purchases or sales other than in the ordinary course of its business without the written consent of Compuware, including any agreements that would dispose of or encumber any of any such corporation's assets other than in the ordinary course of business.

                  (d) Use commercially reasonable efforts to preserve its present business organization and goodwill intact, including the present business relationships and goodwill with customers, suppliers and others having material business dealings with each such corporation.

                  (e) Cause each such corporation to pay all costs, expenses, liabilities and obligations of such corporation in the ordinary course when due, regardless of whether any such items are to be reimbursed by Compuware under this Agreement.

                  (f) Not make any material Tax election, file any material Tax Return, settle or compromise any material Tax liability or agree to an extension of a statute of limitation with respect to any material amount of Tax (other than extensions for filing Tax Returns) except to the extent that the amount of any such Tax, settlement or compromise has been reserved for in the Financial Statements for periods prior to the date of this Agreement.

                  (g) Except as provided by Section 8.1(f) above, prepare and file on or before the due date therefor all Tax Returns required to be filed by the Companies (except for any Tax Return for which an extension has been properly and timely granted) on or before the Effective Date, and pay all Taxes (including estimated Taxes) due on such Tax Returns (or due with respect to Tax Returns for which an extension has been properly and timely granted) or which are otherwise required to be paid at any time prior to or during such period.

                  (h) To the extent the Shareholders or the Companies receive notice of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax for any of the Companies, provide prompt written notice to Compuware of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax Authority with respect to such matter.

                  8.2 Approvals and Consents. Each of MIS, Simco, Autoflex and Compuware will use commercially reasonable efforts to obtain, in writing, all necessary governmental and third party approvals and consents required in order to authorize and approve this Agreement and the Related Agreements and to consummate the Mergers pursuant to this Agreement.

                  8.3 Advice of Changes. Between the date of this Agreement and the Closing Date, each of MIS, Simco and Autoflex will promptly notify Compuware in writing of any fact which, if existing or known at the date of this Agreement, would have been required to be set forth in this Agreement or disclosed pursuant to this Agreement or a Related Agreement or which would affect or change any of the information set forth in the exhibits or schedules of this Agreement or any Related Agreement.

                  8.4 Notice of Litigation Compuware, on the one hand, and each of MIS, Simco, Autoflex and the Shareholders, on the other hand, will promptly notify the other in writing if it (or they) receives any notice, or otherwise becomes aware, of any action or proceeding instituted or threatened before any court or governmental agency by any third party to restrain or prohibit, or obtain substantial damages in respect of, this Agreement or any Related Agreement or the consummation of the transactions contemplated by this Agreement or the Related Agreements.

                  8.5 Access to Properties and Records; Inspection. From the date of this Agreement through the Closing Date, Compuware and its counsel, accountants and other representatives will be given full access during normal business hours to all of the properties, personnel, financial and operating data, books, tax returns, contracts, commitments and records of each of MIS, Simco and Autoflex, including such access as is needed to conduct a physical inspection of the properties of each of MIS, Simco and Autoflex satisfactory to Compuware.

                  8.6 Supplemental Information and Documents. From time to time prior to the Effective Time of the Merger, MIS, Simco, Autoflex and the Shareholders will deliver to Compuware supplemental or other information and documents, including, without limitation, concerning events, facts or circumstances subsequent to the date of this Agreement which could render any statement, representation, warranty, covenant or other agreement in any of the Agreement or any information contained in any exhibit or schedule inaccurate or incomplete or which documents would have been required to have been delivered if existing prior to the date of this Agreement. The obligations of MIS, Simco and Autoflex pursuant to this Section 8.6 will not limit or affect any right or remedy Compuware might otherwise have under the Agreement or otherwise with respect to any such supplemental or other information or documents. MIS will cooperate, and will cause its employees to cooperate, in all reasonable respects, with Compuware and all of its representatives with respect to making available all information reasonably requested by Compuware and its representatives.

                  8.7 Affiliate Agreements. Set forth on Schedule 8.7 to this Agreement is a list of those persons who are, in Compuware's or MIS's reasonable judgment, as the case may be, Affiliates of Compuware or MIS, as the case may be. Each of Compuware and MIS will provide the other such information and documents as the other reasonably requests for purposes of reviewing such list. MIS and Simco will cause to be delivered to Compuware prior to the Closing from each of the Affiliates of MIS and Simco, respectively, an executed MIS Affiliate Agreement and Simco Affiliate Agreement in the form attached hereto as Exhibit J (each an "MIS Affiliate Agreement" or Simco Affiliate Agreement, collectively, the "MIS/Simco Affiliate Agreements"). Compuware will cause to be delivered to MIS prior to the Closing from each of the Affiliates of Compuware, an executed Affiliate Agreement in the form attached hereto as Exhibit G (each a "Compuware Affiliate Agreement", collectively, the "Compuware Affiliate Agreements"). Compuware will be entitled to place appropriate legends on the certificates evidencing any shares of Compuware Stock to be received by such Affiliates of MIS pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Compuware Stock, consistent with the terms of the MIS/Simco Affiliate Agreements.

                  8.8 Blue Sky Laws. Compuware will take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of shares of Compuware Stock pursuant hereto and the Transactions.

                  8.9 Tax-Free Reorganization. Compuware and MIS will each use all reasonable efforts to cause the Mergers to be treated as tax-free reorganizations within the meaning of Section 368 of the Code. Compuware does not have any present plan or intent to (a) sell or otherwise dispose of the stock of the Surviving Corporations except for (i) transfers of stock to corporations controlled (within the meaning of Section 368(c) of the Code) by Compuware or (ii) other transfers which would not disqualify the Mergers as reorganizations within the meaning of Section 368(a) of the Code, (b) reacquire any of its stock issued in connection with the Mergers, (c) cause the Surviving Corporations to issue shares of stock of the Surviving Corporations that would result in Compuware losing control (within the meaning of Section 368(c) of the Code) of the Surviving Corporations, or (d) discontinue both (i) the historic businesses of the Companies and (ii) use in a business of a significant portion of the historic business assets of the Companies. Notwithstanding the foregoing, Compuware shall not be responsible for any adverse Tax effect (on the Mergers' qualification as a tax free reorganization or otherwise) from the payment of expenses under Section 8.19 below whether such adverse effect results from such payment alone or from such payment together with any other act of any party to this Agreement before, on or after the Closing.

                  8.10     Tax Matters.

                  (a) The Shareholders shall be responsible for causing the Companies to prepare and file any Tax Returns of the Companies that are due on or before the Effective Date. Compuware shall have a reasonable opportunity to review and comment on all such Tax Returns and amendments thereto prior to filing and the Shareholders shall make such revisions to such Tax Returns as are reasonably requested by Compuware. Compuware will be responsible for the preparation and filing of all Tax Returns of any of MIS, Simco and Autoflex that are due after the Effective Date.

                  (b) The parties will cooperate in all reasonable respects with each other in a timely manner in the preparation and filing of any Tax Returns, payment of any Taxes in accordance with this Agreement, and the conduct of any audit or other proceeding. Each party will execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Section 8.10(b). Each party agrees to notify the other party of any audit adjustments that do not result in tax liability but can reasonably be expected to affect Tax Returns of the other party.

                  (c) The parties shall (i) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns or the completion of the audit of such returns for the applicable period of limitations on assessment of Taxes covered by such returns and (ii) give to the other reasonable access during normal business hours to such records, documents, accounting data and other information (including computer data), for the purpose of the review or audit of such returns to the extent relevant to an obligation or liability of a party under this Agreement. Compuware, on the one hand, and the Shareholders, on the other hand shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

                  (d) All tax sharing agreements or similar arrangements with respect to or involving the Companies shall be terminated with respect to the Companies prior to the Effective Date and, after the Effective Date, the Companies shall not be bound thereby or have any liability thereunder for amounts due in respect of periods prior to, on or after the Effective Date.

                  (e) The Shareholders and the Companies shall, upon request, furnish Compuware and its affiliates with an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person pursuant to Code ss.1445(b)(2).

                  (f) Upon request, each of the parties will use their reasonable efforts to obtain any certificate or other document from any Tax Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the matters contemplated by this Agreement or the transaction contemplated by this Agreement).

                  (g) Upon request, each of the parties will provide the other with all information that either party may be required to report pursuant to Code ss.6043 and the underlying Treasury Regulations.


                  8.11 Pooling Accounting. Compuware and each of MIS and Simco will each use its reasonable efforts to cause the business combination to be effected by the Mergers to be accounted for as a pooling of interests under GAAP. Each of Compuware, MIS and Simco will use its reasonable efforts to cause its Affiliates not to take any action that would adversely affect the ability of Compuware to account for the business combination to be effected by the Mergers as a pooling of interests under GAAP.

                  8.12 Filings. The parties will prepare and give or make any necessary notices or filings under any other federal, state, local, foreign or other laws, rules and regulations which may be required in connection with this Agreement and all of the Transactions.

                  8.13 Benefit Plans. It is the intention of the parties that benefits then currently available to other Compuware employees will be made available to the former employees of MIS, Simco and Autoflex when reasonable and practicable.

                  8.14 Restrictions on Resale. Except as provided in the MIS/Simco Affiliate Agreements, each Affiliate, identified in Schedule 8.7 to this Agreement, will not sell, transfer, pledge or otherwise dispose of any shares of Compuware Stock prior to the date on which financial results covering at least thirty (30) days of post-Closing combined operations of Compuware and MIS and Simco have been published by Compuware. Compuware shall publish financial results covering at least thirty (30) days of post-Closing combined operations of Compuware and MIS and Simco as soon as practicable, but, in any event, not later than within the time period required for the timely publication of such financial results as required under the Exchange Act.

                  8.15 Non-Disclosure Agreement. MIS and Compuware agree that each party's non-disclosure obligations contained in any non-disclosure agreement signed by MIS and Compuware will remain in full force and effect in accordance with the terms of the same.

                  8.16. Registration Agreement. At the Closing, Compuware and the Shareholders will enter into a Registration Rights Agreement in the form of Exhibit F.

                  8.17 Escrow Agreement. At the Effective Time, Compuware, the Shareholders and the Representative shall enter into the Escrow Agreement with the Escrow Agent.

                  8.18 Other Actions. Compuware, on the one hand, and MIS, Simco, Autoflex and the Shareholders, on the other hand, will take all such other and further actions, consistent with this Agreement and the Related Agreements, as the other may reasonably request.

                  8.19 Expenses. Notwithstanding anything to the contrary contained in Section 12.11 or any Schedule, the Surviving Corporation shall pay, or cause to be paid: (a) up to (but not in excess of) $200,000 in the aggregate of the fees and expenses of Jaffe, Raitt, Heuer & Weiss, P.C., Grant Thorton LLP, brokers, financial advisors, attorneys and accountants incurred by MIS and Simco in connection with the transactions contemplated by this Agreement, and the negotiation and documentation thereof, and (b) those fees and expenses of R. Bradley Lambert, P.C., McDonough, Holland & Allen and Standpipe Studios, LLC, as disclosed in Schedules 5.6, 5.11, 5.13 and 5.19, respectively. Any other fees and expenses of any brokers, financial advisors, attorneys and accountants incurred by MIS and Simco in connection with the transactions contemplated by this Agreement and the negotiation and documentation thereof shall be paid, or caused to be paid, by the Shareholders.

                  9.  Conditions Precedent to the Parties' Obligations to Close.

                  9.1 Conditions Precedent of Compuware. Compuware's obligations under this Agreement are subject to the satisfaction at or before the Closing Date of each of the following conditions (the fulfillment of any of which may be waived in writing by Compuware):

                  (a) All terms, covenants and conditions of this Agreement and the Related Agreements to be complied with or performed by MIS, Simco, Autoflex or the Shareholders prior to or on the Closing Date will have been fully complied with and performed by MIS, Simco, Autoflex or the Shareholders (as applicable), including MIS's, Simco's Autoflex's and the Shareholders' timely taking of all actions and delivery of all documents required to be taken and delivered by them under this Agreement and the Related Agreements.

                  (b) All representations, warranties, disclosures and statements of each of MIS, Simco, Autoflex and the Shareholders contained in this Agreement and the Related Agreements will be true and complete in all material respects as of the date of this Agreement and the Closing Date. Any amendments to the exhibits and schedules to this Agreement and the Related Agreements which are proposed to be delivered after the date of this Agreement must be satisfactory to Compuware, in its sole discretion.

                  (c) There will not have been any material adverse change in the financial condition, business or future business prospects of MIS, Simco or Autoflex.

                  (d) Compuware will have received from Jaffe, Raitt, Heuer & Weiss, an opinion substantially in the form of Exhibit I.

                  (e) Compuware will have received a favorable confirmation from Deloitte & Touche, accountants to Compuware, of the accounting treatment of the Merger as contemplated in Section 8.11.

                  (f) MIS, Simco and Autoflex will have received a favorable confirmation from Grant Thornton, LLP, accountants to MIS, Simco and Autoflex, that no event or transaction has occurred with respect to MIS, Simco and Autoflex, and there are no facts or circumstances with respect to MIS, Simco and Autoflex, which would prevent the Merger from meeting the accounting standards for a pooling of interests.

                  (g) All courts of law, Governmental Entities and other third parties, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation or under any contract, commitment or other agreement of MIS, Simco or Autoflex, for the consummation of the Transactions, will have consented to, authorized, permitted or approved such Transactions, including the expiration or early termination of any applicable waiting period under the HSR Act, except where the failure to obtain such consent, authorization or approval will not have a material adverse effect on MIS or Simco.

                  (i) MIS, Simco and Autoflex shall each have furnished Compuware with a certificate of its officers in the form of Exhibit H.


                  9.2 Conditions Precedent of MIS, Simco, Autoflex and the Shareholders. The obligations of MIS, Simco, Autoflex and the Shareholders under this Agreement are subject to the satisfaction at, or prior to, the Closing Date of the following conditions precedent (the fulfillment of any of which may be waived in writing by MIS):

                  (a) All terms, covenants and conditions of this Agreement and the Related Agreements to be complied with or performed by Compuware prior to or on the Closing Date will have been fully complied with and performed by Compuware, including Compuware's timely taking of all actions and delivery of all documents required to be taken and delivered by it under this Agreement and the Related Agreements.

                  (b) The representations, warranties, disclosures and statements of Compuware contained in this Agreement and the Related Agreements will be true and complete as of the date of this Agreement and on the Closing Date.

                  (c) MIS and Simco will have received from the General Counsel of Compuware, an opinion in the form of Exhibit E attached hereto.

                  (d) Compuware will have furnished MIS and Simco with a certificate of its officers in the form attached hereto as Exhibit D.

                  9.3 Mutual Condition Precedent. Unless waived in writing by each party, it will be a further condition to the consummation of this transaction that no litigation will have been commenced or threatened to challenge the right of any party to consummate the transactions contemplated under this Agreement and the Related Agreements.

         10.      Default; Termination of Agreement.

                  10.1 Default. Compuware's, on the one hand, and MIS's, Simco's, Autoflex's and the Shareholders', on the other hand, obligations under this Agreement are of a special and unique character and Compuware's, on the one hand, or MIS's, Simco's, Autoflex's or the Shareholder's, on the other hand, failure to perform its obligations will cause irreparable injury to the other party, the amount of which would be extremely difficult, if not impossible, to estimate or determine and which may not be adequately compensable by monetary damages alone. Therefore, the injured party will be entitled, as a matter of course, to an injunction, restraining order, writ of mandamus or other equitable relief from any court of competent jurisdiction, including specific performance, restraining any violation or threatened violation of any term of this Agreement or any Related Agreement, or requiring compliance with or performance of any obligation under this Agreement or such Related Agreement, by the violating party or parties, or such other persons as the court may order. The parties' rights under this Section 10.1 are cumulative and are in addition to the rights and remedies otherwise available to them under Section 10.2 below, any other provision of this Agreement and any other agreement or applicable law.

                  10.2 Termination. This Agreement may be terminated at any time before the Closing as follows:

                  (a) At the election of Compuware, by notice to the Shareholders, at any time if any of Compuware's conditions precedent to Closing, as specified in Section 9.1 or 9.3 above, has not been satisfied, other than as a result of Compuware's breach of this Agreement, as of the Closing Date or has at any time become incapable of being satisfied by the Closing Date.

                  (b) At the election of MIS and Simco, by notice to Compuware, if any of conditions precedent to Closing, as specified in Section 9.2 or 9.3 above, has not been satisfied, other than as a result of MIS's, Simco's, Autoflex's or the Shareholders' breach of this Agreement, as of the Closing Date or has at any time become incapable of being satisfied, by the Closing Date.

                  (c) If this Agreement terminates in accordance with this
Section 10.2, it will be null and void and have no further force or effect. Any termination will not affect the terminating party's rights arising from any breach or misrepresentation of any non-terminating parties. The parties' rights under this Section 10.2 are cumulative and are in addition to the other rights and remedies available to the parties under Section 10.1 above, any other provision of this Agreement, any other agreement or applicable law.

         11.      Indemnification.

                  11.1     Indemnification by the Shareholders.

                  (a) The Shareholders will jointly and severally indemnify and hold Compuware and the Surviving Corporation harmless against any Loss which may be incurred by Compuware and the Surviving Corporation as a result of:

                  (1) any breach by MIS, Simco, Autoflex or the Shareholders of any of their representations and warranties under Section 5 above, or MIS's, Simco's, Autoflex's, or the Shareholders' breach of any agreements made in this Agreement or any Related Agreement or the exhibits or schedules to this Agreement or any Related Agreement; or

                  (2) any action, suit, proceeding, investigation, assessment or judgment relating to any of the matters indemnified against in this
         Section 11.1(a), including Fees and Costs (whether prior to or at trial or in appellate proceedings).

                  (b) Each Shareholder, on a several basis, will also indemnify and hold Compuware and the Surviving Corporation harmless against any Loss which may be incurred by Compuware and the Surviving Corporation as a result of:

                  (1) any breach by such Shareholder of any of such Shareholder's representations or warranties under Section 6 above or any of such Shareholder's agreements made in this Agreement or any Related Agreement or the exhibits or schedules to this Agreement or any Related Agreement;

                  (2) any action, suit, proceeding, investigation, assessment or judgment relating to any of the matters indemnified against in this
         Section 11.1(b), including Fees and Costs (whether prior to or at trial or in appellate proceedings).

                  11.2 Indemnification by Compuware. Compuware will indemnify and hold MIS, Simco and the Shareholders harmless against any Loss which may be incurred by the Shareholders as a result of:

                  (a) any breach by Compuware of any of Compuware's representations, warranties, covenants or agreements made in this Agreement or any Related Agreement or the exhibits or schedules to this Agreement or any Related Agreement; or

                  (b) any action, suit, proceeding, assessment or judgment relating to any of the matters indemnified against in this Section 11.2, including Fees and Costs (whether prior to or at trial or in appellate proceedings).

                  11.3     Claims for Indemnification.

                  (a) Whenever any claim is made for indemnification under this
Article 11, the person claiming such indemnification (the "Claimant") will give notice to the party against whom indemnification is sought (the "Indemnifying Party") promptly after the Claimant has actual knowledge of any event which might give rise to a claim for indemnification under this

Agreement; provided that if the Claimant receives a complaint, petition or any other pleading in connection with a claim which requires the filing of an answer or other responsive pleading, it will furnish the Indemnifying Party with a copy of such pleading as soon as possible after receipt.

                  (b) The failure by the Claimant to give notice of a claim as required in Section 11.3(a) above or a delay in giving such notice will not affect the validity or amount of such claim and the indemnification obligations of the Indemnifying Party will remain in effect as to such claim, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced or materially and adversely affected thereby.

                  (c) If, after the amount of the claim of loss is specified by Claimant, and Claimant gives notice with respect thereto to the Indemnifying Party (the "Claim Notice"), the Indemnifying Party objects to any such claim or amount set forth in the Claim Notice, it may give notice to Claimant advising Claimant of its objection within twenty (20) days of the Indemnifying Party's receipt of the Claim Notice. If no such notice is timely given by the Indemnifying Party to Claimant, Claimant will be entitled to payment from the Indemnifying Party pursuant to this Agreement and the Escrow Agreement in the amount of the Loss arising out of the claim as adjusted pursuant to the terms of the Escrow Agreement. If the Indemnifying Party advises Claimant within such period that it objects to the claim, Claimant and the Indemnifying Party will promptly meet and use their reasonable best efforts to settle the dispute in writing. If Claimant and the Indemnifying Party are unable to reach agreement within thirty (30) days after the Indemnifying Party objects to the claim, then either party may bring an action to determine the disputed portion of such claim of Loss, with the undisputed portion to be recovered pursuant to the Escrow Agreement, if applicable, or this Agreement.

                  (d) The giving of the notice by Compuware to the Representative in accordance with Section 11.3 within the period of survival of any representations or warranties shall toll said survival period (but only with respect to such claim) until any liability under said notice is finally resolved and determined.

                  11.4 Third Party Claims. If the facts giving rise to the right of indemnification under Sections 11.1 or 11.2 above involve any actual or threatened claim or demand by any third party against the Claimant or any possible claim by the Claimant against any third party ("Third-Party Claim"), and if, within 20 days after receipt of notice of the claim, the Indemnifying Party gives the Claimant an agreement in writing, in form and substance reasonably satisfactory to the Claimant, agreeing to indemnify and hold harmless Claimant from all costs and liability arising from such Third Party Claim (and including, if required by the Claimant, assurances reasonably satisfactory to Claimant, of the Indemnifying Party's ability to meet its obligations under this
Section 11), the Indemnifying Party may at its own expense undertake full responsibility for the defense or prosecution of such Third-Party Claim. So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with this Section the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Claimant (which consent shall not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon Claimant. If the Indemnifying Party fails to deliver such an agreement of indemnity to the Claimant, (1) the Claimant will be entitled to defend or prosecute such Third Party Claim with counsel of its own choice (the Fees and Costs of such defense or prosecution being indemnified under this Section 11), (2) the Indemnifying Party at its own expense may nevertheless participate with the Claimant in the defense or prosecution of such Third-Party Claim and any settlement negotiations with respect thereto, and (3) except as provided herein, the Claimant may settle the Third Party Claim on such terms as it may choose, although it will not reach such a settlement until it has consulted in good faith with the Indemnifying Party. An Indemnifying Party's defense or prosecution of, or participation in, a Third Party Claim will not in any manner relieve the Indemnifying Party of its obligations to indemnify the Claimant under this Section 11. The Indemnifying Party and the Claimant shall cooperate in good faith with each other in connection with the defense or settlement or any Third Party Claim and shall make available to each other all information necessary or useful to the defense or settlement of such matter.

              11.5Limits on Indemnification.

         The representations and warranties of MIS, Simco, Autoflex and/or the Shareholders set forth in this Agreement shall survive only for a period of one calendar year from the Effective Date, and any claim for indemnification under
Section 11.1 must be asserted by notice to the Representative within one calendar year of the Effective Date, or the same will be null and void, provided, however, that the representations, warranties and covenants made by the Shareholders under Sections 5.12, 8.9, 8.10, 11.7 or 12.14 of this Agreement (which specifically relate to Taxes) shall survive until thirty days after the expiration of the applicable statutes of limitations (including any waivers or extensions) on assessment and collection of the Tax to which such representation, warranty or covenant relates. If any claims for indemnification have been made pursuant to Section 11.1 and the same are still pending or unresolved at the expiration of the survival period, such claims shall continue to be subject to the indemnification provisions of this Agreement. This Section
11.5 shall not limit any covenant or agreement by the parties hereto which by its terms contemplates performance after the Effective Time, which in each case shall survive the Effective Time. Notwithstanding anything herein to the contrary, (i) the Shareholders shall not be obligated to indemnify Compuware and/or the Surviving Corporations under this Article 11 unless and until the aggregate of Losses for which indemnity is provided under this Article 11 reaches Two Hundred Thousand Dollars ($200,000), in which event the Shareholders shall be obligated to indemnify Compuware and/or the Surviving Corporations for all applicable Losses in excess of the first One Hundred Thousand Dollars ($100,000) of all aggregate Losses; and (ii) all Losses (other than Tax Losses) payable to Compuware and/or the Surviving Corporations under this Agreement shall be paid with, and shall not exceed, the Escrow Shares under the Escrow Agreement, except for claims of fraud; (iii) the aggregate amount of Tax Losses payable to Compuware and/or the Surviving Corporations under this Agreement shall not exceed Seven Million Dollars ($7,000,000) less the amount of other Losses paid to Compuware and/or the Surviving Corporations under this Agreement and the Escrow Agreement, except for claims of fraud; and (iv) the aggregate amount of Losses (whether Tax Losses or other Losses) payable to Compuware and/or the Surviving Corporations under this Agreement shall never exceed Seven Million Dollars ($7,000,000), except for claims of fraud. Each party hereby acknowledges and agrees that, from and after the Effective Time, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 11, except for claims of fraud. In furtherance of the foregoing, each party hereby waives, from and after the Effective Time, to the fullest extent permitted under applicable law, any and all claims, rights and causes of action (other than claims of fraud and claims arising under this Article 11 and except for claims pursuant to that certain Indemnification Agreement among the Michael M. Bahn Revocable Trust Dated January 23, 1995, and Michael M. Bahn and Compuware) it may have relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise. Subject to the foregoing, Compuware or the Surviving Corporations may recover Tax Losses directly from the Shareholders or under the Escrow Agreement. In determining the Shareholders' obligation to indemnify Compuware or the Surviving Corporations pursuant to this Article 11, all references in the Agreement or in any certificates delivered in connection with this Agreement to the terms "material", "materiality" or variants thereof shall be disregarded for the purpose of determining whether there has been any misrepresentation or breach of warranty, except for the representations and warranties contained in Section 5.23.

                  11.6 Representative. Michael M. Bahn shall, by virtue of the Merger and the resolutions to be adopted by the Shareholders, be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Shareholders (with full power of substitution in the premises) in connection with the indemnity provisions of Article 11 as they relate to the Shareholders generally, the Escrow Agreement, the notice provision of this Agreement, and such other matters as are reasonably necessary for the consummation of the Transactions including, without limitation, to act as the representative of such Shareholders to review and authorize all set-offs, claims and other payments authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with Compuware any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in this Agreement (the above named representative, as well as any subsequent representative of such Shareholders appointed by him or, after his death or incapacity, elected by vote of holders of a majority of the shares Compuware Stock received by such Shareholders pursuant to the Merger, being referred to herein as the "Representative"). The Representative shall not be liable, in his capacity as representative of such Shareholders, to any Shareholders and their respective affiliates or any other person with respect to any action taken or omitted to be taken by the Representative under or in connection with this Agreement or the Escrow Agreement in his capacity as representative of such Shareholders unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Representative. Compuware and the Surviving Corporations and each of their respective affiliates shall be entitled to rely on such appointment and treat such Representative as the duly appointed attorney-in-fact of each Shareholder. Each Shareholder who votes in favor of the Merger pursuant to the terms hereof, by such vote, without any further action, and each Shareholder who receives any shares of Compuware Stock in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of Compuware to enter into this Agreement is based, in part, on the appointment of a representative to act on behalf of the Shareholders.

         11.7 Tax Indemnification Procedure. Notwithstanding anything else in this Agreement to the contrary:

                  (a) Compuware will, as to any Taxes in respect of which the Shareholders have agreed to indemnify Compuware, its affiliates and/or the Companies, promptly inform the Representative of, and permit the participation of the Representative in, any investigation, audit and other proceeding by or with a Tax Authority empowered to administer or enforce such Tax and will not consent to the settlement or final determination in such proceeding without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed.

                  (b) (i) Compuware, on the one hand, and the Representative, on the other hand, will (A) use reasonable efforts to keep the other advised as to the status of Tax audits and litigation involving any Taxes that could give rise to a liability of the Shareholders to Compuware, its affiliates and/or any of the Companies under this Agreement (a "Tax Liability Issue"), (B) promptly furnish to the others copies of any inquiries or requests for information from any Tax Authority concerning any Tax Liability Issue, (C) timely notify the others regarding any proposed written communication (i.e., communications not relating to inquiries or requests for information) to any such Tax Authority with respect to such Tax Liability Issue, (D) promptly furnish to the other upon receipt copies of any information or document requests, notices of proposed adjustment, revenue agent's reports or similar reports or notices of deficiencies together with all relevant documents, Tax Returns and memos related to the foregoing documents, notices or reports, relating to any Tax Liability Issue, (E) give the other and its or their accountants and counsel the reasonable opportunity to review and comment in advance on all written submissions, filings and any other information relevant to any Tax Liability Issue, and (F) consider in good faith any suggestions made by the other and its or their accountants and counsel to submit documentation or attend those portions of any meetings and proceedings that relate to such proposed adjustment; provided, however, that the failure of one party to so notify the other party of any such audit or Tax controversy shall not affect the other party's obligations under this Agreement. Notwithstanding the foregoing, Compuware, on the one hand, and the Representative, on the other hand, may make appropriate redactions in the submissions, filings and any other information provided to the other to preserve the confidentiality of such information as to issues that are not Tax Liability Issues.

                      (ii) Subject to the cooperation provisions of subsection
(b)(i) above, Compuware will have full responsibility for and discretion in handling any Tax controversy, including, without limitation, an audit, a protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court of competent jurisdiction involving the Companies (a "Proceeding"), unless the Representative elects to assume the defense of such Proceeding by (i) giving Compuware written notice of such election within five (5) business days after the Representative's receipt of notice of such claim as set forth in Section 11.7(c) and (ii) providing Compuware with financial assurances reasonably satisfactory to Compuware that the Shareholders will meet their obligation to indemnify Compuware for the Taxes in controversy. If the Representative assumes the defense of such Proceeding, Representative shall do so at its sole cost and expense, through legal counsel reasonably acceptable to Compuware, and Compuware shall nonetheless have the right to participate in the defense or settlement of such Proceeding, at its sole cost and expense, through its own legal counsel. In the event that the Representative assumes the defense or prosecution of a Proceeding, it shall not settle or compromise such claim or consent to the entry of any judgment without the prior written consent of Compuware, which consent shall not be unreasonably withheld, conditioned or delayed. If, in Compuware's reasonable judgment, the Representative fails to diligently defend or prosecute such Proceeding,

Compuware may assume sole control of the defense or prosecution of such Proceeding. Any of the foregoing to the contrary notwithstanding, Representative shall not have the right, and Compuware shall not be required, to contest any Tax Liability Issue unless the Representative provides to Compuware, at Compuware's written request, an opinion in form and content reasonably acceptable to Compuware from counsel reasonably acceptable to Compuware that there is substantial authority for the position that has or will be claimed with respect to such action, and Compuware need not take such action until such opinion is delivered to Compuware. In the event that Compuware, its affiliates or any of the Companies are required to pay any Tax, file any bond or deposit any amount in order to undertake (or for the Representative to assume the defense or prosecution of) a Proceeding, the Shareholders will loan to Compuware no later than three business days before such payment is required to be made, without interest and until a final determination with respect to such Tax has occurred, one hundred percent of the amount required to be paid. Within three business days of the receipt by Compuware, its affiliate and/or the Companies of a refund of any amount loaned to it by the Shareholders (including any interest received by Compuware, affiliate and/or the Companies, as the case may be), Compuware, affiliate and/or the Companies will pay such refunded amount to the Shareholders net of any Tax cost incurred by them as a result of such refund.

                  (c) Whenever any claim is made for indemnification of any Tax under this Agreement, the Claimant shall notify the Indemnifying Party promptly after the Claimant has actual knowledge of any event which might give rise to a claim for indemnification under this Agreement. The failure by the Claimant to give notice of a claim as required in this Section 11.7(c) or a delay in giving such notice shall not affect the validity or amount of such claim and the indemnification obligations of the Indemnifying Party shall remain in effect as to such claim, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced or materially and adversely affected thereby.

                  (d) Within 60 days of any Final Determination of Tax in a Proceeding, the Claimant shall provide a written notice to the Indemnifying Party explaining the calculation of the amount of such Tax for which indemnification is claimed. The Indemnifying Party shall pay such amount of Tax to the Claimant within five (5) business days after receipt of such notice, unless the Indemnifying Party disagrees with such calculation and invokes the verification procedure set forth in Section 11.7(e) below, in which case the Indemnifying Party shall pay to Claimant, within five (5) business days of verification of the amount of such Tax owed to Claimant, the amount so verified by the Independent Public Accountants pursuant to Section 11.7(e) below.

                  (e) If the Indemnifying Party shall disagree with the Claimant's calculation of the Tax owed to Claimant and within ten (10) days after receipt of such calculation requests in writing verification of such amount, such amount shall be verified by a firm of Independent Public Accountants. Within 15 days after the Indemnifying Party's request, the Independent Public Accountants shall either (i) confirm the accuracy of the Claimant's computation or (ii) notify the Claimant that such computation is inaccurate. In the case of (ii) above, the Independent Public Accountants shall recompute the amount of Tax owed to Claimant in such manner as the Independent Public Accountants determine and verify to be accurate. The costs of such verification shall be borne by the Indemnifying Party unless such verification shall result in an adjustment in the Indemnifying Party's favor of the Tax owed to Claimant as computed by the

Claimant, in which case such costs shall be borne by the Claimant. The Claimant agrees to cooperate with such Independent Public Accountants and, subject to a confidentiality agreement reasonably satisfactory to the Claimant, to supply them with all information reasonably necessary to permit them to accomplish such review and determination. Such information shall be for the confidential use of the Independent Public Accountants and shall not be disclosed to the Indemnifying Party or to any other person. The Indemnifying Party and Claimant agree that the sole responsibility of the Independent Public Accountants shall be to determine and verify the amount of the amount of Tax owed to Claimant pursuant to this Section 11.7(e) and the matters of interpretation of this Agreement are not within the scope of the Independent Public Accountant's responsibility.

                  (f) If any party for any reason fails or refuses to perform fully its obligations or indemnifications under this Section 11.7, the Claimant shall have the right of offset with respect to any payments which are due or shall become due under this Agreement or any Related Agreement. The foregoing provisions of this Section 11.7(f) are permissive, and a failure by a Claimant to exercise its rights under this Section 11.7 shall not affect its right to indemnification under this Agreement.

                  (g) Except as otherwise specifically provided in this Agreement, each party shall bear its own Fees and Costs incurred in connection with a Tax Liability Issue for which such party and its affiliates are liable under this Agreement.

                  11.8 Consideration. Any indemnification payments made by the Shareholders pursuant to this Article shall be deemed adjustments to the consideration for the Merger.

         12.      Miscellaneous.

                  12.1 Notices. Any notice required or permitted to be given under this Agreement must be in writing and sent by recognized overnight courier (such as Airborne or Federal Express) or by certified or registered mail, postage prepaid, or delivered by hand, addressed as follows:

          (a)      To Compuware:          Compuware Corporation
                                          31440 Northwestern Highway
                                          Farmington Hills, Michigan  48334-2564
                                          Attention:  President

                   with a copy to         Compuware Corporation
                                          31440 Northwestern Highway
                                          Farmington Hills, Michigan  48334-2564
                                          Attention:  General Counsel

          (b)      To MIS, Simco,         Mr. Michael M. Bahn
                   Autoflex, the          22450 Park Street
                   Representative,        Dearborn, Michigan  48124
                   or any Shareholder:

                   With a copy to:        Mr. William E. Sider
                                          Jaffe, Raitt, Heuer & Weiss, P.C.
                                          One Woodward Avenue, Suite 2400
                                          Detroit, Michigan  48226

Addresses for notices may be changed by notice given pursuant to this Section
12.1. Notice shall be deemed given on the date delivered if delivered by hand. Notice sent by recognized overnight courier shall be deemed given on the business day following delivery to such recognized overnight courier. Notice mailed as provided herein shall be deemed given on the third (3rd) business day following the date so mailed.

                  12.2 No Waiver. No waiver of any breach of any provision of this Agreement will be deemed a waiver of any preceding or succeeding breach or of any other provision of this Agreement. No extension of time for performance of any obligations or acts will be deemed an extension of the time for performance of any other obligations or acts.

                  12.3 Successors and Assigns. This Agreement will bind and inure to the benefit of the parties and their successors and assigns; provided that (a) none of MIS, Simco nor any Shareholder will assign this Agreement, any Related Agreement or any rights under this Agreement or any Related Agreement to any other person without the prior written consent of Compuware and (b) CPWRT1 and CPWRT2 will have the right to assign this Agreement and the Related Agreements to any direct or indirect wholly-owned subsidiary of Compuware.

                  12.4 Severability. The provisions of this Agreement will be deemed severable, and if any provision or part of this Agreement is held illegal, void or invalid under applicable Laws, such provision or part may be changed to the extent reasonably necessary to make the provision or part, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

                  12.5     Entire Agreement; Amendment.

                  (a) This Agreement, the Related Agreements and the schedules and the exhibits attached to this Agreement and the Related Agreements contain the entire agreement of the parties with respect to the Mergers and the other transactions contemplated by this Agreement and the Related Agreements, and no representations made by any party may be relied on unless set forth in this Agreement, the Related Agreements or in the exhibits and schedules to this Agreement and the Related Agreements.

                  (b) Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval of the Transactions by the Shareholders, MIS, Simco and Compuware may, by action authorized by their respective Boards of Directors, (a) mutually amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other person or entity, (c) waive any inaccuracies in the representations or warranties contained in the Agreement, or (d) waive compliance with any of the agreements or conditions contained herein. Notwithstanding the foregoing, after any approval of the Merger by the Shareholders, there will not be, without further approval of such Shareholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of Compuware Stock to be delivered to the Shareholders. This Agreement may not be amended except by a writing signed by all of the parties by persons authorized to execute such writing. Any agreement of a party to any extension or waiver will be valid only if set forth in a writing signed on behalf of such party by a person authorized to execute such writing, but any waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

                  12.6 Cost of Litigation. If any party breaches this Agreement or any Related Agreement and if counsel is employed to enforce this Agreement or a Related Agreement, the successful party will be entitled to Fees and Costs associated with such enforcement.

                  12.7     Interpretation.

                  (a) This Agreement and the Related Agreements are being entered into among competent and experienced business persons, represented by counsel, and have been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement or any Related Agreement will not necessarily be construed against any particular party as the drafter of such language. The headings contained in this Agreement are solely for the purposes of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Merger Agreement.

                  (b) Any statement under this Agreement made "to the best knowledge" of a party will be deemed to have been made to the actual knowledge of such party after such party has made reasonable investigation and inquiry of the circumstances relating to such statement. A statement under this Agreement made to the best knowledge of the Shareholders, MIS, Simco and Autoflex means to the actual knowledge of Michael M. Bahn, Mary C. Bahn or Gregory Messer after such person has made reasonable investigation and inquiry of the circumstances relating to such statement.

                  12.8 Legend. In addition to any legends pursuant to Section 8.7, each certificate for the shares of Compuware Stock to be delivered to the Shareholders pursuant to the Mergers will be imprinted with a legend in substantially the following form, together with any legend permitted pursuant to this Agreement:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO SUCH EFFECT.

                  12.9 Counterparts. This Agreement may be executed in counterparts each of which, when taken together, will be deemed an original of this Agreement.

                  12.10 Applicable Law. This Agreement and any dispute arising hereunder or related hereto will be construed in accordance with and governed by the laws of the State of Michigan, without giving effect to the choice of law provisions thereof.

                  12.11 Expenses. Except as provided in Section 8.19 above, each party will bear its own expenses in connection with the transactions contemplated by this Agreement, including costs of their respective brokers, financial advisors, attorneys and accountants, regardless of whether any of the Transactions are consummated.

                  12.12 Press Releases. On or before the Effective Time of the Merger, no party will issue or authorize to be issued any press release or similar announcement concerning the Agreement or any of the Transactions without the prior approval of the other party; provided, however, that Compuware will be permitted to make such disclosures as necessary to comply with any applicable securities laws or stock exchange or NASDAQ/National Market policies.

                  12.13 Further Assurances. At any time and from time to time after the Effective Time, the parties agree to cooperate in all reasonable respects with each other, to execute and deliver such other documents, instruments of assignment, books and records, and so all such further acts and things as may be reasonably required to carry out the transactions contemplated hereby.

                  12.14 Transfer Taxes. All transfer, documentary, stamp and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and/or the Mergers (including any taxes imposed by any state or subdivision) will be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, stamp and other such taxes and fees and, if Compuware or its affiliates are required by applicable law to execute such Tax Returns, Compuware will, and will cause its affiliates to, join upon the Shareholders' written request, in the execution of any such Tax Returns.

                  12.15.   Benefit Matters.

                  (a) From and after the Effective Time, Global Electronics Limited ("Global") shall cease to have any liability whatsoever (and MIS shall retain, bear and discharge all liabilities) under or with respect to the employment agreements covering employees of MIS, Simco and/or Autoflex. The parties hereto shall take such actions as are reasonably necessary (including, without limitation, the preparation and execution of any amendment to any such employment agreement) to remove Global as a party to any such employment agreements.

                  (b) Effective as of or prior to the Effective Time, MIS shall take such actions as are reasonably necessary (including, without limitation, the preparation and execution of any Board of Directors resolutions or plan amendments) to transfer the sponsorship of M.I.S. International, Inc. Savings and Profit Sharing Plan (the "Profit Sharing Plan") and M.I.S. International, Inc. Employee Savings and Retirement Plan (the "401(k) Plan") (collectively, the "Plans") to Global, such that, from and after the effective date of such transfer (the "Plan Transfer Date"), Global shall be the sponsor for purposes of such Plans and each of MIS, Simco and Autoflex shall cease to be a participating employer in such Plans. Effective as of the Plan Transfer Date, those employees of MIS, Simco, and Autoflex (collectively, the "MIS Employees") who immediately prior to the Plan Transfer Date were participants in one or more of such Plans shall cease to be active participants in such Plans and shall cease to make contributions to such Plans, and no further employer contributions shall be made to such Plans on behalf of such MIS Employees with respect to any period commencing after the Plan Transfer Date. The account balances in the Plans of each MIS Employee shall be fully vested effective as of the Plan Transfer Date. Each MIS Employee who has one or more loans outstanding from the Plans shall be permitted to continue repayment of such loans in accordance with the loan terms until the earliest of the date such MIS Employee fails to make any loan repayment properly and timely, the date such MIS Employee's employment with MIS, Simco or Autoflex (or any successor thereto) terminates, the date as of which there is otherwise a default with respect to such loan or the date as of which the applicable Plan terminates. From and after the Plan Transfer Date, no new loans (or modifications of existing loans) shall be granted to any MIS Employee. Compuware shall facilitate such loan repayments by establishing a payroll deduction system for deducting such loan repayments from MIS Employees' pay and by remitting such withheld amounts on a timely basis to the plan administrator of the applicable Plan. Compuware shall cause all records pertinent to the maintenance, administration and funding of the Plans to be transferred to Global within a reasonable period (but in no event more than 15 days) after the Effective Time.

                  (c) Compuware shall retain, bear and discharge all liabilities with respect to the provision of notices and benefits required to be provided pursuant to Code Section 4980B and/or Part 6 of Subtitle B of Title I of ERISA ("COBRA") with respect to all individuals who, as of the Effective Time under the Benefit Plans that are subject to COBRA, are COBRA recipients or who are entitled to receive COBRA notices and/or COBRA benefits, including, without limitation, (i) such COBRA recipients and other individuals entitled to COBRA notices and/or benefits who are former employees (or their eligible spouses and dependents) of Global and/or Millennium Strategic Services 2000, Inc. and (ii) each employee identified on Schedule 12.15(c) (and his/her eligible spouse and dependents).

                  (d) Effective as of the Effective Time, Compuware shall cause its tax-qualified ESOP and/or 401(k) plans to cover the MIS Employees in accordance with the terms of such plans; provided, however, that each such MIS Employee shall receive credit for service performed for MIS, Simco and Autoflex prior to the Effective Time for purposes of eligibility to participate, vesting and eligibility to receive benefits but not for purposes or benefit accrual.

                  (e) Effective as of or prior to the Effective Time, MIS shall take such actions as are reasonably necessary (including, without limitation, the preparation and execution of any Board of Directors resolutions or plan amendments) to terminate participation in those Benefit Plans that are "employee welfare benefit plans" (within the meaning of Section 3(i) of ERISA) (the "MIS Welfare Plans") of all participating employers other than MIS, Simco, and Autoflex such that, as of the Effective Time, the sole participating employers in the MIS Welfare Plans shall be MIS, Simco and Autoflex; provided, however, that the incurred-but-not-reported eligible claims of the employees (and their eligible spouses and dependents) of such employers who cease to be participating employers that are reported after the Effective Time shall continue to be paid pursuant to the MIS Welfare Plans in accordance with the terms of such plans. From and after the Effective Time, Compuware, shall continue to cover the MIS Employees under the MIS Welfare Plans that covered such MIS Employees immediately prior to the Effective Time in accordance with the terms of such MIS Welfare Plans (as such MIS Welfare Plans may be amended from time to time) or under new or existing employee welfare benefit plans of Compuware (the "Compuware Welfare Plans"); provided, however, that, with respect to coverage under the Compuware Welfare Plans, each such MIS Employee shall receive credit for service performed for MIS, Simco and Autoflex prior to the Effective Time for purposes of eligibility to participate, eligibility to receive benefits and all waiting, eliminating and pre-existing condition limitation periods, and further provided that each such MIS Employee shall receive credit for his/her year-to-date deductibles, co-payments and other out-of-pocket expenditures paid pursuant to the MIS Welfare Plans toward meeting the deductible, co-payment and maximum out-of-pocket expenditure requirements under the Compuware Welfare Plans.

                  (f) Global shall assume, bear and discharge all liability with respect to delinquent Forms 5500 for those MIS Welfare Plans for which Form 5500 was for any year required to be filed but was not filed. Global shall use its best efforts to cause such delinquent Forms 5500 to be filed pursuant to the U.S. Department of Labor's Delinquent Filer Voluntary Compliance Program. Compuware shall cause any and all records in its possession that are pertinent to the filing of such Forms 5500 to be made available, with reasonable notice, at such times as Global (or their agents, representatives or other designated service-providers) may reasonably request.


                   [Signatures appear on the next three pages]

         In Witness Whereof, the parties have executed this Agreement on the date set forth in the introductory paragraph of this Agreement.


                                COMPUWARE CORPORATION,
                                a Michigan corporation


                                By:/s/ Eliot R. Stark
                                   -----------------------
                                    Name: Eliot R. Stark
                                    Title: Executive Vice President


                                CPWRT1, INC.,
                                a Michigan corporation



                                By: /s/ Eliot R. Stark
                                   -----------------------
                                    Name: Eliot R. Stark
                                    Title: President

                                CPWRT2, INC.,
                                a Michigan corporation


                                By: /s/ Eliot R. Stark
                                   ------------------------
                                    Name: Eliot R. Stark
                                    Title: President


                                M.I.S. INTERNATIONAL, INC.,
                                a Michigan corporation



                                By: /s/ Michael M. Bahn
                                   -----------------------
                                    Name: Michael M. Bahn
                                    Title: President

                                SIMCO INTERNATIONAL, INC.,
                                a Michigan corporation

                                By: /s/ Michael M. Bahn
                                   ------------------------
                                    Name: Michael M. Bahn
                                    Title: President

                                AUTOFLEX, INC.,
                                a Michigan corporation

                                By: /s/ Michael M. Bahn
                                   -------------------------
                                    Name: Michael M. Bahn
                                    Title: President


                                     /s/ Michael M. Bahn
                                   -------------------------
                                    MICHAEL M. BAHN


                                     /s/ Michael J. Bahn
                                   -------------------------
                                    MICHAEL J. BAHN


                                     /s/ Marisa R. Bahn
                                   -------------------------
                                    MARISA R. BAHN

                                MICHAEL M. BAHN REVOCABLE TRUST
                                DATED JANUARY 23, 1995


                                By:  /s/ Michael M. Bahn
                                   -------------------------
                                    Michael M. Bahn, Trustee

                                MARY C. BAHN REVOCABLE TRUST
                                DATED JANUARY 23, 1995

                                By:  /s/ Mary C. Bahn
                                   -------------------------
                                    Mary C. Bahn, Trustee

                                RENEE C. PHILLIPS 1999
                                QUALIFIED ANNUITY TRUST


                                By: /s/ Mark Phillips
                                    ----------------------
                                    Mark Phillips, Trustee


                                MARY C. BAHN 1999
                                QUALIFIED ANNUITY TRUST

                                By: /s/ Michael M. Bahn
                                    ------------------------
                                    Michael M. Bahn, Trustee